Exhibit 2.1

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AGREEMENT AND PLAN OF MERGER
among
INVITAE CORPORATION,
YASAWA MERGER SUB A INC.,
YASAWA MERGER SUB B LLC,
YOUSCRIPT INCORPORATED
and
FORTIS ADVISORS LLC,
solely in its capacity as HOLDERS’ REPRESENTATIVE
March 10, 2020

EXECUTION VERSION

TABLE OF CONTENTS
Article I CERTAIN DEFINITIONS; CONSTRUCTION     2

1.1	Certain Definitions 2
Article II THE CONTEMPLATED TRANSACTIONS     21

2.1	The Mergers 21

2.2	Closing 22

2.3	Effects of the Mergers 22

2.4	Organization Documents of the Surviving Company 22

2.5	Management of the Surviving Company 22

2.6	Effect of the Reverse Merger on Capital Stock 23

2.7	Options 25

2.8	Rights Cease to Exist 25

2.9	No Fractional Shares; Offset Right 26

2.10	Delivery of Calculations 26

2.11	Payments At Closing 28

2.12	Issuances of Shares Following Closing 28

2.13	Non-Conversion 28

2.14	Exchange Agent; Exchange of Certificates; Submission of Letters of Transmittal 29

2.15	No Liability 30

2.16	Withholding Taxes 31

2.17	Adjustments 31

2.18	Post-Closing Adjustment Amount. 31

2.19	Indemnification Hold-Back and Payment 33

2.20	Effect of the Forward Merger on Capital Stock 34

2.21	Intended Tax Treatment 34
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY     35

3.1	Organizational Matters 35

3.2	Authority; Noncontravention; Voting Requirements 36

3.3	Capitalization 37

3.4	No Consents or Approvals 39

3.5	Financial Matters 39

3.6	Absence of Certain Changes or Events 40

3.7	Legal Proceedings 41

3.8	Compliance with Laws; Permits 41

3.9	Taxes 42

3.10	Employee Benefits and Labor Matters 45

3.11	Environmental Matters 50

3.12	Contracts 50

3.13	Assets: Title, Sufficiency, Condition 53

3.14	Real Property 53

3.15	Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery 55

3.16	Insurance 60

3.17	Related Party/Affiliate Transactions 60

3.18	Suppliers 60

3.19	Certain Business Practices 61

3.20	Brokers and Other Advisors 61

3.21	Disclaimer of Other Warranties 61
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB A AND MERGER SUB B     61

4.1	Organization 62

4.2	Authority; Non-Contravention 62

4.3	Governmental Approvals 63

4.4	SEC Documents 63

4.5	Shares of Common Stock 63

4.6	Availability of Funds 64

4.7	No Reliance 64
Article V CERTAIN AGREEMENTS OF THE PARTIES     64

5.1	Conduct of the Business 64

5.2	Stockholder and Other Holder Approvals 68

5.3	Commercially Reasonable Efforts 68

5.4	Public Announcements 68

5.5	Access to Information 69

5.6	Confidentiality 69

5.7	Notification of Certain Matters 70

5.8	Tax Matters 70

5.9	Employment Related Agreements 73

2

5.10	Employee Matters and Company Plans 74

5.11	No Negotiations, Etc 74

5.12	Termination of the Company Option Plan 75

5.13	Registration of Shares 75

5.14	Officer and Director Indemnity and Insurance 75
Article VI CONDITIONS TO CLOSING     76

6.1	Conditions to Obligations of Parent, Merger Sub A and Merger Sub B 76

6.2	Conditions to Obligation of the Company 79
Article VII TERMINATION     80

7.1	Termination 80

7.2	Effect of Termination 81
Article VIII SURVIVAL AND INDEMNIFICATION     81

8.1	Survival 81

8.2	Indemnification 82

8.3	Offset Right 85

8.4	Claims for Indemnification; Resolution of Conflicts 86

8.5	Holders’ Representative 91
Article IX GENERAL PROVISIONS     94

9.1	Interpretation 94

9.2	Notices 95

9.3	Assignment and Succession 96

9.4	Amendment or Supplement 96

9.5	Waivers 97

9.6	Entire Agreement 97

9.7	No Third-Party Beneficiaries 97

9.8	Remedies Cumulative 97

9.9	Specific Performance 97

9.10	Severability 98

9.11	Costs and Expenses 98

9.12	Time of Essence 98

9.13	Obligation of Parent 98

9.14	Counterparts 98

9.15	Governing Law 98

3

9.16	Exclusive Jurisdiction; Venue; Service of Process 99

4

LIST OF EXHIBITS

Exhibit A – Form of Written Consent and Joinder Agreement
Exhibit B – Form of Support Agreement
Exhibit C – Certificate of Reverse Merger
Exhibit D – Certificate of Forward Merger
Exhibit E – List of Continuing Employees
Exhibit F – Form of Employment Documents
Exhibit G – Registration Rights Agreement
Exhibit H – List of Third Party Consents

5

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into and dated as of March 10, 2020 (the “Agreement Date”), by and among: (i) Invitae Corporation, a Delaware corporation (“Parent”); (ii) Yasawa Merger Sub A Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub A”); (iii) Yasawa Merger Sub B LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub B”); (iv) YouScript Incorporated, a Delaware corporation (the “Company”); and (v) Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative, exclusive agent and attorney-in-fact of the Holders (the “Holders’ Representative”), but solely with respect to the provisions expressly applicable to the Holders’ Representative as set forth herein. Each of Parent, Merger Sub A, Merger Sub B, the Company and the Holders’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Capitalized terms used herein have the meanings ascribed thereto in Article I or elsewhere in this Agreement as identified in Article I.
RECITALS
WHEREAS, the Company, Parent and Merger Sub A intend to effect a merger of Merger Sub A with and into the Company (the “Reverse Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Reverse Merger, Merger Sub A shall cease to exist and the Company shall become a wholly-owned Subsidiary of Parent;
WHEREAS, as part of the same overall transaction, promptly following the Reverse Merger, the Company, Parent and Merger Sub B intend to effect a merger of the Company with and into Merger Sub B (the “Forward Merger” and, together with the Reverse Merger, the “Mergers”) in accordance with this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”), whereupon consummation of the Forward Merger, the Company shall cease to exist and Merger Sub B shall survive the Forward Merger as a continuing wholly-owned Subsidiary of Parent;
WHEREAS, the respective board of directors of Parent, the Company and Merger Sub A, and the sole member of Merger Sub B, have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the DGCL, the DLLCA and upon the terms and subject to the conditions set forth herein;
WHEREAS, in connection with the transactions contemplated hereby, each option (a “Company Option”) to acquire shares of the Company’s Common Stock, par value $0.0001 per share (the “Company Stock”) that is unexpired, unexercised and outstanding immediately prior to the Closing shall (i) become fully vested with respect to all shares exercisable thereunder (other than any Company Option held by a former Employee that is, by its terms, no longer eligible for vesting), and (ii) be cancelled in exchange for the right to receive (without interest) the consideration set forth herein;
WHEREAS, in connection with the transactions contemplated hereby, those certain Convertible Promissory Notes issued by the Company to the Company Noteholders, to the extent such Company Notes remain outstanding and unpaid immediately prior to the Closing, shall have converted in accordance with their respective terms into shares of Company Stock, which shares shall be entitled to the right to receive (without interest) the consideration set forth herein, and otherwise cancelled;
WHEREAS, promptly following the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, in accordance with Sections 228(a) and 228(c) of the DGCL, the Company has agreed to deliver a written consent and joinder agreement in the form attached as Exhibit A hereto (a “Written Consent and Joinder Agreement”), executed by Holders which, together with the Holders that previously signed Support Agreements (as described below), hold at least 90% of the outstanding shares of Company Stock (including shares of Company Stock issuable upon conversion of the Company Notes), pursuant to which such Holders will do the following: (i) approve this Agreement, the Mergers and the other transactions and arrangements contemplated hereby; (ii) agree to the indemnification provisions set forth herein; (iii) make customary representations and warranties relating to an investment in shares of Parent Common Stock (including, as applicable, with the assistance of a “purchaser representative” for such purpose) if receiving shares of Parent Common Stock pursuant to this Agreement; and (iv) release the Company against certain claims;
WHEREAS, concurrent with the execution and delivery of this Agreement, the Company has delivered to Parent a support agreement in the form attached as Exhibit B hereto (a “Support Agreement”), executed by certain holders of Company Stock pursuant to which such Holders agree to approve this Agreement, the Mergers and the other transactions and arrangements contemplated hereby and otherwise take certain actions in support thereof; and
WHEREAS, it is intended that for U.S. federal income Tax purposes the Mergers contemplated herein shall be treated as a single integrated transaction and qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

CERTAIN DEFINITIONS; CONSTRUCTION
1.1    Certain Definitions. The following terms shall have the following meanings in this Agreement:
“Accounting Methodology” means the accounting methods, practices and procedures used to prepare the Financial Statements.
“Accredited Investor” means (i) a Person that is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act, and (ii) any other Holder that appoints a “purchaser representative” in accordance with the instructions set forth in such Holder’s duly executed and delivered Written Consent and Joinder Agreement or Support Agreement, as applicable.
“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, from and after the Closing Date, no member of the Company Group shall be deemed to be an Affiliate of the Holders.
“Aggregate Exercise Amount” means the aggregate exercise price of all Company Options outstanding and unexercised as of immediately prior to the Closing.
“Aggregate Option Payment” means the aggregate amount payable to the Company Optionholders pursuant to Section 2.7(a)(A).
“Anti-Kickback Statute” means the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder.
“Base Cash Amount” means $25,000,000.
“Base Purchase Price” means $79,333,000.
“Business” means the business of providing clinical decision support tools software designed for use by healthcare professionals to flag for appropriate pharmacogenetic testing and provide evidence on drug-drug, drug-gene and multi-drug-gene interactions.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in San Francisco, California are authorized or required by Law or order to remain closed.
“CERCLA” is defined within the definition of “Environmental Laws” below.
“Change in Control Payments” means (i) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by any member of the Company Group to any present or former director, stockholder, Employee or Consultant, including pursuant to an employment agreement, Company Plan or any other Contract (including Post-Closing Retention Bonuses, as defined below), and (ii) without duplication of any other amounts included within the definition of Company Transaction and Bonus Expenses, any other payment, expense, fee or Tax that accrues or becomes payable by any member of the Company Group to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of each of (i) and (ii), as a result of the consummation of the Transactions (including the Mergers) or in connection with the execution and delivery of the Agreement or any other Transaction Agreement.
“Charter Documents” means, with respect to any entity, the certificate of incorporation and bylaws or similar organizational documents of such entity.
“Closing Cash” means the fair market value of all cash and cash equivalents held by the Company Group as of the Closing (before taking into account the consummation of the transactions contemplated hereby), determined in accordance with the Accounting Methodology, excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts, wire transfers or deposits in transit, and other debits and credits in-process, (ii) restricted cash balances, (iii) amounts held in escrow, (iv) amounts held in banks outside of the United States in accounts that cannot be readily expatriated due to foreign exchange controls or other applicable Laws, (v) the proceeds of any casualty loss with respect to any asset held or owned by the Company Group (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability), and (vi) cash received with respect to unperformed work or installations and reflected as deferred revenues on the Estimated Balance Sheet.
“Closing Debt” means the aggregate principal amount of, and accrued interest on, all Company Debt as of the Closing.
“Closing Net Working Capital” means, as of the Closing, an amount equal to (i) the sum of (x) the current assets of the Company Group, other than cash and cash equivalents, reduced by (ii) the current liabilities of the Company Group (excluding Company Debt and Unpaid Transaction Expenses), in each case as determined in accordance with the Accounting Methodology.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collection and Use” (and its variants) means the collection, use, interception, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing and/or use of Personal Data.
“Company Debt” means, as at any time with respect to the Company Group, without duplication, all Liabilities with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (i) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (ii) indebtedness issued in exchange for or in substitution for borrowed money, (iii) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the Ordinary Course of Business (but including any deferred purchase price Liabilities, earnouts, contingency payments, seller notes, promissory notes or similar Liabilities, in each case, related to past acquisitions by any member of the Company Group and for the avoidance of doubt, whether or not contingent), (iv) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (v) liabilities under capitalized leases, (vi) obligations, contingent or otherwise, in respect of amounts drawn under letters of credit and banker’s acceptance or similar credit transactions, (vii) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contract is terminated at Closing, and (viii) guarantees of the types of obligations described in sub clauses (i) though (vii) above. For the avoidance of doubt, the Company Notes shall not constitute Company Debt for the purposes of this Agreement.
“Company Fundamental IP Representations” means the representations and warranties contained in Section 3.15 (Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery).
“Company Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organizational Matters), Section 3.2 (a), (b) and (c) (Power and Authority; Due Authorization of Agreement; Valid and Binding Agreements), Section 3.3 (Capitalization) and Section 3.20 (Brokers and Other Advisors), the Company Fundamental IP Representations and the Company Fundamental Tax Representations.
“Company Fundamental Tax Representations” means the representations and warranties contained in Section 3.9 (Taxes).
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company Group or used by the Company Group in connection with, the Business of the Company Group as currently conducted, including all Intellectual Property Rights in and to Company Technology (but excluding Software used under Shrink Wrap Licenses and Public Software).
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company Group, taken as a whole.
“Company Noteholders” means (i) with respect to any time before the Closing, collectively, the holders of record of Company Notes outstanding as of such time and (ii) with respect to any time at or after the Closing, collectively, the holders of record of Company Notes outstanding as of immediately prior to the Closing.
“Company Notes” means convertible promissory notes issued by the Company.
“Company Option Plan” means the Company’s 2016 Stock Option Plan.
“Company Optionholder” means (i) with respect to any time before the Closing, collectively, the holders of record of Company Options outstanding as of such time and (ii) with respect to any time at or after the Closing, collectively, the holders of record of Company Options outstanding as of immediately prior to the Closing.
“Company Plans” means (i) “employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (ii) individual employment, consulting, change in control, severance or other agreements or arrangements and (iii) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plans, policies, agreements or arrangements, whether written or oral, under which any Employee, Consultant or director of the Company participates and which is maintained, contributed to or participated in by the Company, or with respect to which the Company has or may have any obligation or liability, contingent or otherwise.
“Company Stockholder” means (i) with respect to any time before the Closing, collectively, the holders of record of shares of Company Stock outstanding as of such time and (ii) with respect to any time at or after the Closing, collectively, the holders of record of shares of Company Stock outstanding as of immediately prior to the Closing.
“Company Technology” means any and all Technology that is owned by any member of the Company Group or used in connection with the Business of any member of the Company Group as currently conducted, including Proprietary Software (but excluding Software used under Shrink Wrap Licenses and Public Software).
“Company Transaction and Bonus Expenses” means an amount equal to (i) the aggregate fees and expenses payable or reimbursable by any member of the Company Group to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by any member of the Company Group in connection with the Transactions, plus (ii) all Change in Control Payments, plus (iii) all employer-portion payroll or employment Taxes incurred in connection with the treatment of the Company Options in connection with the Transactions (including cancellation, exercise or payment) or any Change in Control Payments, plus (iv) the D&O Tail Insurance policy premium amount. For the avoidance of doubt, the following shall not constitute Company Transaction and Bonus Expenses: (x) any severance payments as a result of any terminations effected by Parent after the Closing or requested by Parent in connection with the Closing; (y) any “double trigger” change of control obligations which have, as a second trigger, any termination of service effected by Parent following the Closing or requested by Parent in connection with the Closing; and (z) any retention or similar bonus awarded by Parent or committed by Parent to be paid following the Closing. For the avoidance of doubt, the retention bonus payments described in Section 5.1 of the Disclosure Schedule (the “Post-Closing Retention Bonuses”) shall constitute Company Transaction and Bonus Expenses.
“Confidentiality Agreement” means that certain Mutual Confidentiality and Nondisclosure Agreement, effective as of February 18, 2019, by and between the Company and Parent.
“Consenting Holder” means a Holder that has consented to the Transactions and delivered a duly completed and executed Written Consent and Joinder Agreement or Support Agreement, as applicable.
“Consenting Shares” means all shares of Company Stock (including shares of Company Stock issuable upon conversion of the Company Notes) held by the Consenting Holders.
“Consultant” means Current Consultants, together with any former individual consultant or independent contractor or director (who is not an Employee) of the Company Group.
“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument (in each case, as applicable, whether written or oral) that is legally binding.
“Current Consultant” means any current individual consultant or independent contractor or director of the Company Group (who is not an Employee).
“Current Employee” means any current employee or officer of the Company Group.
“Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in ARTICLE III.
“Dissenting Shares” means shares of Company Stock held by a Holder who has properly demanded and not effectively withdrawn or lost such Holder’s appraisal, dissenters’ or similar rights for such shares under the DGCL.
“DOL” means the United States Department of Labor.
“DR Plans” means the Company Group’s disaster recovery and business continuity plans.
“Employee” means Current Employees, together with any former employees or officers of the Company Group.
“Environmental Laws” means all applicable Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery

Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute relating to actual or potential environmental obligations, as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, and any successor Laws thereto.
“European Economic Area” means the member countries of the European Union, Norway, Iceland and Lichtenstein.
“Expense Fund Amount” means $150,000.
“False Claims Act” means the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.
“Final Purchase Price” means the sum of (i) the Base Purchase Price, minus (ii) the Closing Debt, minus (iii) the amount, if any, by which the Net Working Capital Threshold exceeds the Closing Net Working Capital, plus (iv) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Threshold, plus (v) the aggregate amount of Closing Cash, less (vi) Unpaid Transaction Expenses, plus (vii) the Aggregate Exercise Amount.
“Fully Diluted Shares of Company Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Stock that are issued and outstanding immediately prior to the Closing, plus (b) the aggregate number of shares of Company Stock issuable upon exercise or conversion, as applicable, of all Company Options and the Company Notes immediately prior to the Closing (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options, and (y) conversion of the Company Notes into Company Stock in lieu of cash).

“Fundamental Representations” means, collectively, the Company Fundamental Representations and the Parent Fundamental Representations.
“GAAP” means the generally accepted accounting principles in the United States.
“Genelex” means Genetics Solutions LLC, a Pennsylvania limited liability company dba Genelex.
“Governmental Authority” means any (i) nation, region, state, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government, (iv) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (v) international or multinational organization formed by states or governments, (vi) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended and the rules and regulations promulgated thereunder, (vii) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority or (viii) any arbitrator.
“Hazardous Materials” means any material, substance or waste that is regulated or classified under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
“Health Care Laws” means any Laws relating to health care regulatory and reimbursement matters, including (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder, (ii) the Anti-Kickback Statute, (iii) the False Claims Act, (iv) the Occupational Safety and Health Act, and all regulations, agency guidance or similar legal requirements promulgated thereunder, (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder, (vi) the Public Health Service Act, 42 U.S.C. § 201 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder, (vii) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations, agency guidance or similar legal requirements promulgated thereunder, (viii) the Medicare Act, 42 U.S.C. § 1395 et seq., and all regulations, agency guidance, or similar legal requirements promulgated thereunder, (ix) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (x) Information Privacy and Security Laws, including those related to genetic testing and the privacy of genetic testing results, and (xi) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), implementing regulations promulgated thereunder and related guidance issued from time to time.

“Holder Indemnified Persons” means the Holders and their Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns.
“Holders” means, collectively, the Company Stockholders, the Company Noteholders and the Company Optionholders.
“Holders’ Representative Losses” means any and all losses, liabilities, damages, claims, penalties, fines, judgments, amounts paid in settlement, forfeitures, actions, fees, costs and expenses of any nature (including the reasonable fees and expenses of counsel, other skilled professionals and experts and their staffs and all expense of document location, duplication and shipment and in connection with seeking recovery from insurers) arising out of or in connection with the Holders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto.
“Indemnification Hold-Back Cash Amount” means the product of (i) the Indemnification Hold-Back Value multiplied by (ii) the Indemnification Hold-Back Cash Proportion.
“Indemnification Hold-Back Cash Proportion” means the quotient of (i) the number of shares of Company Stock reflected in the Fully Diluted Shares of Company Stock that are either (x) Consenting Shares held by Holders that are not Accredited Investors or (y) not Consenting Shares (which category shall include, for the avoidance of doubt, any shares of Company Stock issuable upon exercise or conversion, as applicable, of all Company Options (assuming, for this purpose, acceleration of all vesting periods applicable to the Company Options)), divided by (ii) the Fully Diluted Shares of Company Stock.
“Indemnification Hold-Back Share Amount” means the sum of (i) the Indemnification Hold-Back Value minus (ii) the Indemnification Hold-Back Cash Amount.
“Indemnification Hold-Back Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Indemnification Hold-Back Share Amount, divided by (ii) the Merger Consideration Share Price, which Merger Consideration Share Price shall be adjusted, as of the applicable date of measurement, by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Parent Common Stock between the Agreement Date and such date of measurement.
“Indemnification Hold-Back Shares Value” means, as of the applicable date of measurement, the cash value of the Indemnification Hold-Back Shares which remain subject to the Offset Right in accordance with Section 8.3, based on the volume weighted average trading price for shares of Parent Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Parent Common Stock are traded) for the immediately preceding period of twenty (20) trading days, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Parent Common Stock during such twenty (20) trading day period.
“Indemnification Hold-Back Value” means $11,899,950.

“Indemnified Person” means a Parent Indemnified Person or a Holder Indemnified Person, as applicable.
“Indemnifying Party” means Parent or the Holders (including, where applicable, Holders’ Representative on behalf of the Holders, except for provisions relating to an obligation to make or a right to receive any payments), as applicable.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data (including, for the avoidance of doubt, any Laws of jurisdictions where the Personal Data was collected to the extent such laws are applicable to the Company Group) and all regulations promulgated thereunder, including, where applicable, HIPAA, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing) the European Union Directive 95/46/EC, the European Union General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Children’s Online Privacy Protection Act, and state consumer protection Laws; in each case, solely to the extent applicable to the Company Group.
“Information Statement” shall mean an information statement prepared by the Company for the purpose of soliciting (i) written consents of the Holders in favor of the adoption of this Agreement and the approval of the Transactions (including the Mergers) and (ii) Written Consent and Joinder Agreements from Holders. Without limitation, the Information Statement shall include such information as shall be appropriate to ensure that the issuance of Parent Common Stock as contemplated by this Agreement qualifies for the exemption from registration under the Securities Act pursuant to Rule 506 of Regulation D thereunder with the assumption that one or more Holders do not qualify as “accredited investors” as defined in Rule 501 of such Regulation D.
“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.
“Intellectual Property Rights” means all intellectual property rights of every kind and nature however denominated, throughout the world, including: (i) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all other proprietary rights in Technology; (ii) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill associated therewith; (iii) domain names, rights of privacy and publicity and moral rights; (iv) any and all registrations, applications, recordings, licenses, common-law rights and contractual rights relating to any of the foregoing; (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (vi) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“Intentional Fraud” means the willful and knowing commission of fraud with the specific intent to deceive and mislead.

“IRS” means the United States Internal Revenue Service.
“Knowledge” means (i) with respect to any individual, the actual knowledge following reasonable inquiry of the specified individual, and (ii) with respect to any entity, the actual knowledge of the executive officers of such entity following reasonable inquiry; provided, however, the terms “Knowledge of the Company” or “to the Company’s Knowledge” each mean the actual knowledge following reasonable inquiry of Cesar Elizaga, Kristine Ashcraft, Dave Colaizzi and Mike Issac.
“Law” means any United States federal, state or local or any foreign law, statute, ordinance, code, rule or regulation, resolution or promulgation, agency guidance or similar legal requirement or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law and includes Health Care Laws and Information Privacy and Security Laws.
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.
“Loss” means, with respect to any Person, any cost, damage (including incidental and consequential damages as well as any diminution in value, including as to shares of capital stock, in each case only to the extent such damages or diminution in value are a reasonably foreseeable result of the event or facts that gave rise thereto for which indemnification is sought under this Agreement), expense, liability, loss, injury, deficiency and Tax, including interest, penalties, fees, fines, reasonable out-of-pocket legal, accounting and other professional fees and reasonable out-of-pocket expenses incurred in the investigation, collection, prosecution, determination, defense and settlement of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person; provided, that “Losses” shall not include punitive or exemplary damages (unless such punitive or exemplary damages are actually awarded in connection with a Third Party Claim).
“Material Adverse Effect” means with respect to the Company Group (taken as a whole) or Parent, as applicable, any fact, condition, event, occurrence, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, operations, results of operations or financial condition of such Party, or (ii) has materially and adversely impaired, or would reasonably be expected to materially and adversely impair, such Party’s ability to perform its obligations under the Transaction Agreements to which it is a party without material delay, or to consummate the Transactions under such Transaction Agreements; provided, however, that any determination of whether there has been a Material Adverse Effect shall not include any adverse effect, change, event, occurrence or state of facts (whether short term or long term): (a) that generally affects the industry in which a member of the Company Group or Parent, as applicable, operates so long as such Party is not disproportionately affected thereby relative to other participants in such industry; (b) that results from general economic or political conditions in any country where such Party’s business is conducted so long as such Party is not disproportionately affected relative to the other companies therein; (c) arising out of or attributable to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) arising out of or attributable to any acts of war (whether or not declared), armed hostilities, military action, terrorism, epidemics, pandemics, or the escalation or worsening thereof; (e) consisting of any changes in applicable Laws, regulations, rules, orders, or other binding directives issued by any Governmental Authority, or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (f) consisting of any natural or man-made disaster or acts of God; (g) consisting of any failure by such Party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (h) that results from the taking or announcement of any action (or inaction) specifically contemplated or required to be taken by this Agreement, including the announcement or consummation of the Transactions.
“Merger Consideration Share Price” means the volume weighted average trading price for shares of Parent Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Parent Common Stock are traded) for the twenty (20) trading day period immediately preceding the Agreement Date, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Parent Common Stock during such twenty (20) trading day period.
“Net Working Capital Threshold” means $0.
“Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code.
“Note Conversion” means any conversion of the Company Notes into Company Stock in lieu of cash.
“Order” means any order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Company Group consistent with past practice.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.
“Parent Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization), Section 4.2(a) (Authority) and Section 4.5 (Shares of Common Stock).
“Parent Indemnified Person” means each of Genelex India (following the Closing), Parent, Merger Sub A, Merger Sub B (a/k/a the Surviving Company, as successor to all assets and liabilities of the Company) and their respective Affiliates and each of the respective directors, officers, employees, agents, successors and assigns of each of the foregoing Persons.
“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
“Per Share Aggregate Upfront Consideration” means the quotient of (i) the sum of (x) the Upfront Purchase Price, minus (y) the Indemnification Hold-Back Value, minus (z) the Expense Fund Amount, divided by (ii) the Fully Diluted Shares of Company Stock.
“Per Share Upfront Cash Consideration” means the quotient of (i) the sum of (v) the Base Cash Amount, minus (w) the Aggregate Option Payment, minus (x) the Substitute Cash Payment Amount, minus (y) the Indemnification Hold-Back Cash Amount, minus (z) the Expense Fund Amount, divided by (ii) the number of Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (a) acceleration of all vesting periods applicable to the Company Options, and (b) conversion of the Company Notes into Company Stock in lieu of cash).
“Per Share Upfront Stock Consideration” means the quotient of (i) the sum of (x) the Stock Consideration Shares, minus (y) the Indemnification Hold-Back Shares, divided by (ii) the number of Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options, and (y) conversion of the Company Notes into Company Stock in lieu of cash).
“Permit” means any permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.
“Permitted Liens” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been established on the books and records of the Company Group to the extent required in accordance with GAAP; (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which would not constitute a default or breach under any of the Company Group’s Contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant; (iii) building, zoning, entitlement and other land use regulations imposed by any Governmental Authority with jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property; (iv) easements, conditions, covenants and restrictions that are of record with respect to the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company Group’s business or that do not and shall not adversely affect the value, or impair the use or current occupancy of the Leased Real Property and (v) non-exclusive and non-material licenses and contractual restrictions to, in or under any Intellectual Property Rights granted by any member of the Company Group to a third party in the Ordinary Course of Business.
“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority. For clarity, where used in relation to the Company Group (or any member thereof), “Person” refers to third parties and does not refer to another member of the Company Group.
“Personal Data” means, as applicable, (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (ii) any information that enables a Person to contact the individual (such as an individual identifier contained in a cookie or an electronic device fingerprint) and (iii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Law in relation to data protection, data privacy or personal privacy, including personal healthcare information. Personal Data includes (v) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) personal financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information that is or can reasonably be tied to an identified or reasonably identifiable individual (including information of patients, customers, employees, workers, and individual contractors, to the extent that it satisfies the foregoing definition).
“Personal Data Obligations” means the Company Group’s privacy policies (or applicable terms of use) as published on any Company Group websites or mobile applications or any other privacy policies (or applicable terms of use), Contracts, or promises or representations agreed to with employees, consumers or customers, or other Persons, and any applicable Laws, regarding Collection and Use of Personal Data, including but not limited to Laws regarding the use of Personal Data for marketing communications such as the CAN SPAM Act of 2003.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) with respect to any Straddle Tax Period, the portion thereof ending on and including the Closing Date.
“Pre-Closing Taxes” means, without duplication, any liability for Taxes (1) of any member of the Company Group with respect to any Pre-Closing Tax Period, but only to the extent that such Taxes were not included in the computation of the Closing Net Working Capital or otherwise in the calculation of the Final Purchase Price and do not result from any action taken on the Closing Date after the Closing by the Parent or any of its Affiliates with respect to the Company Group (other than in the Ordinary Course of Business); (2) of any Person other than a member of the Company

Group, the Parent or any of its Affiliates in respect of any Pre-Closing Tax Period for which the Company Group is liable as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, including pursuant to Treasury Regulations Section 1.1502-6, prior to the Closing; (3) of any Person with respect to a Pre-Closing Tax Period imposed on any member of the Company Group as a transferee or successor, by contract or pursuant to applicable Law, relating to any event of transaction occurring prior to the Closing, and (4) imposed for any taxable year that includes the Closing Date as a result of any inclusion under Section 951(a) or 951A of the Code (or any similar provision of any state or local tax law) of income of Genelex India attributable to any Pre-Closing Tax Period; provided, however, that the aggregate amount of inclusions under Section 951 and Section 951A of the Code pursuant to this clause (4) shall not exceed the aggregate amount of inclusions with respect to the entire taxable year of Genelex India. The amount of Pre-Closing Taxes and taxable income in respect of a Straddle Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (including the determination of any inclusions under Section 951 or 951A of the Code or any creditable foreign taxes deemed to be accrued), except that any Taxes (such as ad valorem Taxes), allowances (such as depreciation) or other Tax items that are determined on a time basis shall be pro-rated on a per diem basis.
“Premises” means any building, plant, improvement or structure located on the Leased Real Property.
“Pro Rata Portion” means, with respect to any Consenting Holder, the portion of the Final Purchase Price allocated to such Consenting Holder pursuant to the terms of this Agreement relative to the Final Purchase Price allocated to all Consenting Holders (expressed as a percentage, rounded to four decimal places, and as set forth in the Allocation Schedule).
“Products and Services” means any product or service that any member of the Company Group currently offers or sells.
“Proprietary Software” means any Software that is owned by any member of the Company Group and is used in connection with the Company Group’s Business as presently conducted by the Company Group.
“Public Software” means any software that is (i) distributed as free software or as open source software (e.g., Linux), (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) derived in any manner (in whole or in part) from, links to, relies on, is distributed with, incorporates or contains any software described in (i) through (iv) above.

“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.
“Reference Date” means April 26, 2016.
“Related Party” means (i) any current or former director (or nominee), or officer of any member of the Company Group, (ii) any five percent (5%) or greater Company Stockholder on a fully-diluted basis and (iii) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form, and all software programs and software systems that are classified as work-in-progress on the Closing Date.
“Source Code Materials” as it pertains to source code of any Software means: (i) the software, tools and materials utilized for the operation, development and maintenance of the Software; (ii) documentation describing the names, vendors and version numbers of (x) the development tools used to maintain or develop the Software and (y) any third-party software or other applications that form part of the source code version of the Software and are required in order to compile, assemble, translate, bind and load the Software into executable releases; (iii) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software; and (iv) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.
“Stock Consideration Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Stock Consideration Value, divided by (ii) the Merger Consideration Share Price.

“Stock Consideration Value” means the sum of (i) the Upfront Purchase Price, minus (ii) the Base Cash Amount minus (iii) the Aggregate Exercise Amount.
“Straddle Tax Period” means any taxable period including but ending after the Closing Date.
“Subsidiary” means, with respect to a Party, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.
“Substitute Cash Payment Amount” means the aggregate amount payable, if any, to the Holders pursuant to Sections 2.6(c)(ii)(A) and 2.6(c)(iii)(A).
“Tax” or “Taxes” means (i) any or all federal, state, local or foreign taxes or other assessments in the nature of taxes imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) any or all interest, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (i).
“Tax Returns” means, with respect to Taxes, any return, report, claim for refund, estimate, information return or statement, declaration of estimated Tax or other similar document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, other than any Contract or arrangement entered into in the Ordinary Course of Business the purpose of which is not primarily related to Taxes.
“Taxing Authority” means any Governmental Authority responsible for the administration, assessment and collection of any Taxes.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, and all documents and other materials recording any of the foregoing.

“Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not a Party to this Agreement in respect of an indemnifiable matter under this Agreement.
“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Written Consent and Joinder Agreements and the Support Agreements.
“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Mergers and the other transactions and arrangements described in the recitals to this Agreement, (ii) the execution, delivery and performance of the Transaction Agreements other than this Agreement and (iii) the payment of fees and expenses relating to such transactions by the Company Group and the Holders.
“Unpaid Transaction Expenses” means Company Transaction and Bonus Expenses to the extent that they have not been paid on or prior to the close of business on the day immediately preceding the Closing Date.
“Upfront Purchase Price” means the sum of (i) the Base Purchase Price, minus (ii) the estimated Company Debt, minus (iii) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital, plus (iv) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Threshold, plus (v) the aggregate amount of Closing Cash, less (vi) the Unpaid Transaction Expenses plus (vii) the Aggregate Exercise Amount.
Terms Defined Elsewhere in this Agreement.
For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“1934 Act”	Section 4.4(a)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Allocation Schedule”	Section 2.10
“Assets”	Section 3.13
“Balance Sheet Date”	Section 3.5(a)(i)
“Basket”	Section 8.2(b)(i)(A)
“Certificate of Forward Merger”	Section 2.1
“Certificate of Reverse Merger”	Section 2.1
“Certificates of Merger”	Section 2.1
“Closing”	Section 2.2
“Closing Date”	Section 2.2

Term	Section
“Company”	Preamble
“Company Charter Documents”	Section 3.1(d)
“Company Group”	Section 3.1(c)
“Company Note”	Recitals
“Company Option”	Recitals
“Company Registrations”	Section 3.15(c)
“Company Stock”	Recitals
“Competing Transaction”	Section 5.11
“Confidential Information”	Section 5.6
“Conflict”	Section 3.2(d)
“Continuing Employees”	Section 5.9
“DGCL”	Recitals
“DLLCA”	Recitals
“Effective Time”	Section 2.1
“Employment Documents”	Section 5.9
“ERISA Affiliate”	Section 3.10(c)
“Estimated Balance Sheet”	Section 2.10(e)
“Exchange Agent”	Section 2.14(a)
“Exchange Agreement”	Section 2.14(a)
“Expense Fund”	Section 8.5(f)
“Final Calculation”	Section 2.18(a)
“Financial Statements”	Section 3.5(a)(i)
“Forward Merger”	Recitals
“Genelex India”	Section 3.1(c)
“Holders’ Representative”	Preamble
“Inbound IP Contracts”	Section 3.15(d)
“Indemnification Hold-Back Payment Date”	Section 2.19
“Initial Resolution Period”	Section 2.18(a)
“Interim Balance Sheet”	Section 3.5(a)(i)
“Interim Balance Sheet Date”	Section 3.5(a)(i)
“IP Contracts”	Section 3.15(d)
“Leased Real Property”	Section 3.14(a)
“Letter of Transmittal”	Section 2.14(b)
“Material Contract”	Section 3.12(c)
“Merger Sub A”	Preamble
“Merger Sub B”	Preamble
“Mergers”	Recitals
“Multiemployer Plan”	Section 3.10(c)
“Non-Offset Notice”	Section 8.4(b)
“Objection Notice”	Section 2.18(a)
“Objection Period”	Section 2.18(a)

Term	Section
“Offset Certificate”	Section 8.3(b)
“Offset Right”	Section 8.3(a)
“Outbound IP Contracts”	Section 3.15(d)
“Outside Date”	Section 7.1(b)
“Parent”	Preamble
“Parent Plan”	Section 5.10(a)
“Parent’s SEC Documents”	Section 4.4(a)
“Parties”	Preamble
“Payoff Amount”	Section 2.11(a)
“Post-Closing Adjustment”	Section 2.18(c)(i)
“Real Property Leases”	Section 3.14(a)
“Registration Rights Agreement”	Section 5.13
“Requisite Stockholder Approval”	Section 3.2(b)
“Reverse Merger”	Recitals
“Reviewing Party”	Section 2.18(b)
“Security Program”	Section 3.15(g)(vi)
“Settlement”	Section 8.4(a)(iv)
“Shrink Wrap Licenses”	Section 3.15(a)(i)
“Stated Damages”	Section 8.3(b)
“Support Agreement”	Recitals
“Survival Date”	Section 8.1
“Surviving Company”	Section 2.1
“Tax Claim”	Section 5.8(c)(i)
“Third Party Indemnification Claim Notice”	Section 8.4(a)(i)
“Third Party Software”	Section 3.15(d)
“Title IV Plan”	Section 3.10(c)
“Top Supplier”	Section 3.18
“Transfer Taxes”	Section 5.8(h)
“Written Consent and Joinder Agreement”	Recitals
ARTICLE II

THE CONTEMPLATED TRANSACTIONS
2.1    The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Closing, the Parties (other than the Holders’ Representative) shall cause the Reverse Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Reverse Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Reverse Merger. The Reverse Merger shall become effective at the time the Certificate of Reverse Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective

Time, Merger Sub A shall be merged with and into the Company, and the separate corporate existence of Merger Sub A shall thereupon cease, and the Company shall continue as the surviving corporation and a wholly owned Subsidiary of Parent. Promptly after the Closing, and in all cases on the Closing Date, Parent shall cause the Forward Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit D (the “Certificate of Forward Merger” and, together with the Certificate of Reverse Merger, the “Certificates of Merger”), executed in accordance with the relevant provisions of the DGCL and the DLLCA, as applicable, and shall make all other filings or recordings required under the DGCL and the DLLCA, as applicable in order to consummate the Forward Merger. The Forward Merger shall become effective at the time the Certificate of Forward Merger is filed with the Secretary of State of the State of Delaware. At the effective time of the Forward Merger, Parent shall cause the Company to merge with and into Merger Sub B in accordance with the DLLCA, whereupon the separate existence of the Company shall cease, and Merger Sub B will be the Surviving Company. The surviving company after the Forward Merger is sometimes referred to hereinafter as the “Surviving Company.”
2.2    Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (San Francisco time) on the later of (i) the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and (ii) April 1, 2020, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California 92130, unless another time, date or place is agreed to in writing by the Parties (other than the Holders’ Representative) (the “Closing Date”).
2.3    Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, as a result of the Mergers, (i) all the rights, privileges and powers of the Company, Merger Sub A and Merger Sub B shall vest in the Surviving Company, (ii) all of the property, real and personal, including causes of action and every other asset of the Company, Merger Sub A and Merger Sub B, shall vest in the Surviving Company without further act or deed and (iii) all debts, liabilities and duties of the Company, Merger Sub A and Merger Sub B shall become the debts, liabilities and duties of the Surviving Company.
2.4    Organization Documents of the Surviving Company.
(a)    Certificate of Incorporation and Operating Agreement. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub A as in effect immediately prior to the Effective Time, except that the name of the surviving corporation in the Reverse Merger shall be the name of the Company as of immediately prior to the Effective Time. At the effective time of the Forward Merger, the limited liability company operating agreement of Merger Sub B shall be (i) amended and restated so as to be substantively identical to the certificate of incorporation of Merger Sub A as in effect immediately prior to the effective time of the Forward Merger, except that the name of the Surviving Company shall be the name of Merger Sub A as of immediately prior to the effective time of the Forward Merger (i.e., the name of the Company as of immediately prior to the Effective Time), and (ii) the limited liability company operating agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.
(b)    Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated so as to be identical to the bylaws of Merger Sub A as in effect immediately prior to the Effective Time.
2.5    Management of the Surviving Company.
(a)    Board of Directors. Unless otherwise determined by Parent prior to the Effective Time, the Parties (other than the Holders’ Representative) shall take all requisite action so that the directors of Merger Sub B immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the effectiveness of both Mergers, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Company.
(b)    Officers. Unless otherwise determined by Parent prior to the Effective Time, the Parties (other than the Holders’ Representative) shall take all requisite action so that the officers of Merger Sub B immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Company.
2.6    Effect of the Reverse Merger on Capital Stock. At the Effective Time, by virtue of the Reverse Merger and without any action to be taken on the part of the holder of any shares of the Company Stock or any shares of capital stock of Merger Sub A, or on the part of the Company, Parent, Merger Sub A or any other Person, the following shall occur:
(a)    Capital Stock of Merger Sub A. Each share of capital stock of Merger Sub A issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Company and collectively shall constitute the only outstanding shares of capital stock of the Company and each stock certificate of Merger Sub A evidencing ownership of any such shares shall from and after the Effective Time evidence ownership of such shares of common stock of the Company.
(b)    Cancellation of Securities Held by the Company. Any shares of Company Stock that are owned by the Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c)    Conversion of Company Stock.
(i)    Accredited Consenting Holders. Each share of Company Stock that is (x) issued and outstanding (including as a result of the Note Conversion) immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6(b)) and (y) held by a Consenting Holder that qualifies as an Accredited Investor, shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein:
(A)    within five (5) Business Days after the Closing Date, a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the Per Share Upfront Stock Consideration;
(B)    on the Closing Date, an amount of cash equal to the Per Share Upfront Cash Consideration;
(C)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.18(c)(iii)), divided by (y) the Fully Diluted Shares of Company Stock;
(D)    a certificate or book entry reflecting up to an amount of shares of Parent Common Stock equal to the quotient of (x) the Indemnification Hold-Back Shares, to the extent released to the Holders as provided herein, divided by (y) the Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options, and (y) conversion of the Company Notes into Company Stock in lieu of cash); and
(E)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.
(ii)    Non-Accredited Consenting Holders. Each share of Company Stock that is (x) issued and outstanding (including as a result of the Note Conversion) immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6(b)) and (y) held by a Consenting Holder that does not qualify as an Accredited Investor, shall, subject to the terms and conditions of this Agreement (including Section 2.6(c)(iii) below), be converted into the right to receive (without interest) the following consideration, payable as set forth herein:
(A)    on the Closing Date, an amount of cash equal to the Per Share Aggregate Upfront Consideration;
(B)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.18(c)(iii)), divided by (y) the Fully Diluted Shares of Company Stock;
(C)    an amount of cash equal to up to the quotient of (x) the Indemnification Hold-Back Cash Amount, to the extent released to the Holders as provided herein, divided by (y) the sum of (i) the Fully Diluted Shares of Company Stock minus (ii) the Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options, and (y) conversion of the Company Notes into Company Stock in lieu of cash); and

(D)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.
(i)    Other Holders. Notwithstanding the provisions of Sections 2.6(c)(i) and 2.6(c)(ii), to the extent that any share of Company Stock issued and outstanding (including as a result of the Note Conversion) immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6(b)) is held by a Holder that is not a Consenting Holder, then such share shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein:
(A)    on the Closing Date, an amount of cash equal to the Per Share Aggregate Upfront Consideration;
(B)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.18(c)(iii)), divided by (y) the Fully Diluted Shares of Company Stock;
(C)    an amount of cash equal to up to the quotient of (x) the Indemnification Hold-Back Cash Amount, to the extent released to the Holders as provided herein, divided by (y) the sum of (i) the Fully Diluted Shares of Company Stock minus (ii) the Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options, and (y) conversion of the Company Notes into Company Stock in lieu of cash); and
(D)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.
2.7    Options. It is acknowledged and agreed by all of the Parties that:
(a)    At the Closing, each Company Option that is unexpired, unexercised and outstanding immediately prior to the Closing shall (i) become fully vested with respect to all shares exercisable thereunder, and (ii) be cancelled in exchange for the right to receive (without interest) the following consideration for each share of Company Stock issuable upon the exercise of such Company Option as of immediately prior to the Closing, payable as set forth herein:
(A)    an amount of cash equal to the sum of (x) the Per Share Aggregate Upfront Consideration, minus (y) the exercise price per share of such Company Option;
(B)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.18(c)(iii)), divided by (y) the Fully Diluted Shares of Company Stock;
(C)    an amount of cash equal to up to the quotient of (x) the Indemnification Hold-Back Cash Amount, to the extent released to the Holders as provided herein,

divided by (y) the sum of (i) the Fully Diluted Shares of Company Stock minus (ii) the Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options, and (y) conversion of the Company Notes into Company Stock in lieu of cash); and
(D)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.
2.8    Rights Cease to Exist. As of the Effective Time, all shares of Company Stock, and all options, warrants and other securities convertible, exercisable or exchangeable for, or otherwise granting the right to acquire, Company Stock, shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of any shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this ARTICLE II.
2.9    No Fractional Shares; Offset Right. Notwithstanding any provision herein to the contrary (i) no fractional shares of Parent Common Stock shall be issued pursuant to this ARTICLE II (with the intended effect that any shares of Parent Common Stock issuable to a single Consenting Holder on a particular date shall be aggregated and then rounded up to the nearest whole number); (ii) in no event shall the total number of shares of Parent Common Stock issued hereunder exceed 19.9% of the total number of shares of Parent Common Stock outstanding immediately prior to the Closing (not including any shares of Parent Common Stock that are owned by Parent and without assuming the conversion or exercise of any options, warrants or other convertible securities) if Parent has not first obtained the required stockholder approval of the issuance of such number of shares of Parent Common Stock pursuant to applicable stock exchange listing rules (with Parent agreeing to exercise good faith efforts to obtain such required stockholder approval if the 19.9% cap will have any effect with respect to any issuance of Parent Common Stock pursuant to this Agreement); (iii) if, when cash and Indemnification Hold-Back Shares would otherwise be distributed or payable pursuant to Section 2.6(c)(i)(D), Section 2.6(c)(ii)(C), Section 2.6(c)(iii)(C) and Section 2.7(a)(C), as applicable, there shall exist a good faith claim by Parent to exercise the Offset Right, all or a portion of such cash and Indemnification Hold-Back Shares (with such shares valued at the Indemnification Hold-Back Shares Value) as determined by Parent (in its reasonable discretion, but subject to the limitations set forth in ARTICLE VIII) to represent the Losses at issue (including, if applicable, as to any specific Holders) shall be withheld from payment until such time as the claim has been perfected, in which case the Offset Right shall apply (subject to the limitations set forth in ARTICLE VIII) against such portion of the shares and cash at issue and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement; and (iv) no Holder may assign or transfer any right to receive shares of Parent Common Stock or cash pursuant to this Agreement other than by testamentary will or the applicable Laws of intestacy without the prior written consent of Parent (which may be withheld in Parent’s sole discretion).
2.10    Delivery of Calculations. Not less than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the following for Parent’s review and approval:

(a)    the Company’s calculation of the Upfront Purchase Price, setting forth, in reasonable detail, an estimation of each component thereof;
(b)    the Company’s calculations (setting forth the individual components) of (i) the Aggregate Option Payment, (ii) the Substitute Cash Payment Amount, (iii) the Stock Consideration Value, (iv) the Stock Consideration Shares, (v) the Per Share Upfront Cash Consideration, (vi) the Per Share Upfront Stock Consideration, (vii) the Per Share Aggregate Upfront Consideration and (viii) the Aggregate Exercise Amount;
(c)    the Company’s calculations of (i) the Fully Diluted Shares of Company Stock, (ii) the aggregate number of Consenting Shares held by Holders that are Accredited Investors, and (iii) the aggregate number of Consenting Shares held by Holders that are not Accredited Investors;
(d)    a schedule of all Company Options, with exercise price information for each Company Option;
(e)    the Company’s estimated balance sheet as of immediately prior to the Closing (the “Estimated Balance Sheet”), with separate schedules reflecting (i) the estimated Closing Cash, (ii) the estimated Company Debt, (iii) the estimated Unpaid Transaction Expenses and (iv) the estimated Closing Net Working Capital as well as the delta between the estimated Closing Net Working Capital and the Net Working Capital Threshold;
(f)    the name, address (and email address) and, if known, tax identification number of each Holder and:
(i)    for the Consenting Holders, the amount of Parent Common Stock to be issued to each Consenting Holder, if any, pursuant to Section 2.6(c)(i)(A), the amount of cash to be paid to each Consenting Holder pursuant to Section 2.6(c)(i)(B) or Section 2.6(c)(ii)(A), as applicable, as well as the potential cash payable and potential Parent Common Stock issuable, if any, to each such Consenting Holder pursuant to Sections 2.6(c)(i)(C) through 2.6(c)(ii)(E) or Sections 2.6(c)(ii)(B) through 2.6(c)(ii)(D), as applicable;
(ii)    for any Holders that are not Consenting Holders, the amount of cash to be paid to each Holder pursuant to Section 2.6(c)(iii)(A), as well as the potential cash payable each such Holder pursuant to Sections 2.6(c)(iii)(B) through 2.6(c)(iii)(D), as applicable;
(iii)    in the instance of Company Optionholders, the amount of cash to be paid to each Company Optionholder pursuant to Section 2.7(a)(A) as well as the potential cash payable to each Company Optionholder pursuant to Sections 2.7(a)(B) through 2.7(a)(C); and
(g)    the Company’s determination of whether Taxes are required to be withheld from any payments to each Holder under this Agreement (assuming submission of a Form W-9 or Form W-8, as applicable); and

(h)    a certificate of a duly authorized officer of the Company certifying the foregoing on behalf of the Company.
The calculations listed in the foregoing Section 2.10(a) through 2.10(g) shall be set forth on a spreadsheet referred to herein as the “Allocation Schedule.” The Parties agree that Parent, Merger Sub A, Merger Sub B and the Surviving Company will have the right to rely on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub A, Merger Sub B and the Company to the Holders in exchange for Company Stock. Parent, Merger Sub A, Merger Sub B and the Surviving Company will not have any liability with respect to the allocation of any shares of Parent Common Stock or cash made to the Holders in accordance with the Allocation Schedule. Notwithstanding anything in this Agreement to the contrary, the Estimated Balance Sheet and the Company’s estimation of the Closing Net Working Capital shall be consistent with the Accounting Methodology and shall reflect all vacation, sick leave, severance and/or other remuneration required by Law, Contract or policy of any member of the Company Group to be paid to Employees for periods on or prior to the Closing Date.
2.11    Payments At Closing. At the Closing, Parent shall make, or cause to be made, the following payments, by wire transfer of immediately available funds:
(a)    to each holder of Closing Debt, the aggregate amount of Closing Debt owed to such holder pursuant to a payoff letter from such holder (i) indicating the amount required to discharge such Closing Debt in full (the “Payoff Amount”) and (ii) agreeing to release applicable Liens upon receipt of the applicable Payoff Amount;
(b)    to the payees thereof, the Unpaid Transaction Expenses, in each case as directed in writing by the Company prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Parent, except that (i) Parent shall cause Change in Control Payments to Employees to be paid through the Surviving Company’s payroll system, and (ii) the Post-Closing Retention Bonuses shall be payable at the times set forth in the Contracts governing such payments;
(c)    to the Exchange Agent, the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.6(c)(i)(B), Section 2.6(c)(ii)(A) and Section 2.6(c)(iii)(A) and in accordance with the Allocation Schedule; and
(d)    to the Holders’ Representative, the Expense Fund Amount.
Promptly following the Closing, Parent will pay directly, or through the Company’s payroll service as applicable (i.e., to Employees), the cash to be distributed to the Company Optionholders as of immediately following the Closing pursuant to Section 2.7(a)(A) and in accordance with the Allocation Schedule.
2.12    Issuances of Shares Following Closing. Within five (5) Business Days after the Closing Date, Parent shall deliver book entries reflecting the shares of Parent Common Stock to be allocated among the Consenting Holders that are Accredited Investors pursuant to Section 2.6(c)(i)(A)and in accordance with the Allocation Schedule; provided, however, that with respect to any shares of Company Stock for which a properly completed Letter of Transmittal has not been received by the Exchange Agent, Parent shall be entitled to withhold the book entries reflecting the shares of Parent Common Stock issuable with respect to such shares of Company Stock and to issue such shares of Parent Common Stock promptly following such receipt by the Exchange Agent.
2.13    Non-Conversion.
(a)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 2.6, but instead the applicable Company Stockholder shall only be entitled to such rights as are provided by the DGCL. In the event that a Company Stockholder properly perfects such Company Stockholder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such Company Stockholder’s appraisal, dissenters’ or similar rights for any shares of Company Stock, the Exchange Agent shall deliver to Parent such Company Stockholder’s portion of any cash otherwise allocable to such Dissenting Shares at the time such rights are perfected.
(b)    Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 2.13(a), if any Company Stockholder effectively withdraws or loses (through failure to perfect or otherwise) such Company Stockholder’s appraisal or dissenters’ rights with respect to any Dissenting Shares under the DGCL, then, within ten (10) Business Days of the later of the Effective Time and the occurrence of such event, (i) such Company Stockholder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon delivery of a duly completed and validly executed Letter of Transmittal and (ii) Parent (to the extent the following amount has been previously delivered by the Exchange Agent to Parent pursuant to Section 2.13(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such Company Stockholder such Company Stockholder’s portion of the cash attributable to such shares.
(c)    Demands for Appraisal. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands must be submitted and consented to in writing by Parent prior to delivery to any such Company Stockholder.
2.14    Exchange Agent; Exchange of Certificates; Submission of Letters of Transmittal.
(a)    Wilmington Trust, National Association, will act as exchange agent hereunder (in such capacity, the “Exchange Agent”) for the delivery of the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.6(c)(i)(B), Section 2.6(c)(ii)(A) and Section 2.6(c)(iii)(A) and in accordance with the Allocation Schedule as well as the cash that may become distributable to such Holders as and when any portion of the Indemnification Hold-Back Cash Amount or the Expense Fund Amount is released pursuant to the terms of this Agreement. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Holders, the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.6(c)(i)(B), Section 2.6(c)(ii)(A) and Section 2.6(c)(iii)(A). Parent also will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Holders, cash that may become distributable to the Holders as and when any portion of the or the Indemnification Hold-Back Cash Amount is released pursuant to the terms of this Agreement. The Exchange Agent will hold and distribute the cash payable to the Holders pursuant to the provisions of an exchange agreement between Parent and the Exchange Agent (the “Exchange Agreement”).
(b)    Following the Effective Time, Parent shall cause the Exchange Agent to send to each Company Stockholder of record (including Persons deemed to have acquired shares of Company Stock as a result of the Note Conversion) (i) a letter of transmittal in a form mutually agreed upon by Parent and the Company (each, a “Letter of Transmittal”) (which shall specify that delivery shall be effected and risk of loss and title to the Company Stock certificates, if applicable, shall pass, only upon receipt of such certificates by the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Stock certificates, if applicable, in exchange for the right to receive the consideration, if any, provided for herein. Upon surrender by a holder of a Company Stock certificate for cancellation to the Exchange Agent, if applicable, and such Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the record owner of such Company Stock shall be entitled to receive in exchange therefor the consideration, if any, provided for herein and the Company Stock certificate so surrendered, if any, shall thereafter be canceled. If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the applicable shares of Company Stock are registered, it shall be a condition of payment that (1) the applicable Company Stock certificate surrendered, if any, be properly endorsed or otherwise be in proper form for transfer in accordance with this Section 2.14(b) and (2) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Stock or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the Effective Time, each Company Stock certificate shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this ARTICLE II.
(c)    Transfer Books; No Further Ownership Rights in Company Stock. The right to receive the applicable portion of the consideration provided for herein upon the surrender for exchange of shares of Company Stock in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, shares of Company Stock are presented to Parent or the Surviving Company for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(d)    Lost, Stolen or Destroyed Certificates. If any Company Stock certificate is lost, stolen or destroyed, upon the making of an affidavit of the fact by the Person claiming such Company Stock certificate to be lost, stolen or destroyed and, if required by the Exchange Agent and Parent, the making of an indemnity against any claim that may be made with respect to such certificate, the Exchange Agent shall pay or Parent shall issue, as applicable, in exchange for such lost, stolen or destroyed certificate, the applicable portion of the cash consideration or the shares of Parent Common Stock to be paid or issued in respect of the shares of Company Stock formerly represented by such certificate, as contemplated by this ARTICLE II.
(e)    Termination of Exchange Fund. At any time after six months following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any amount distributed to the Exchange Agent in respect of such payments that has not been disbursed to the holders of shares of the Company Stock and thereafter such holders may look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of any shares of Company Stock held by such holders.
2.15    No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Exchange Agent shall be liable to any Person for any portion of the payments contemplated by this ARTICLE II delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
2.16    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from that portion of any payments contemplated by this ARTICLE II or any other amount payable to a Holder pursuant to this Agreement, and shall pay to the appropriate Taxing Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and timely paid over in full to the appropriate Taxing Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding were made.
2.17    Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary (but without in any way limiting the covenants in Section 5.1 (Conduct of Business)), if between the Agreement Date and the Effective Time the outstanding shares of any class or series of Company Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the per share consideration payable pursuant to Section 2.6 shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
2.18    Post-Closing Adjustment Amount.

(a)    Preparation of Closing Statement. Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to Holders’ Representative a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following:
(i)    the Closing Cash;
(ii)    the Closing Net Working Capital;
(iii)    the Unpaid Transaction Expenses;
(iv)    the Closing Debt; and
(v)    the resulting Final Purchase Price.
The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein. The Final Calculation shall be final, conclusive and binding upon the Parties unless Holders’ Representative delivers a written notice to Parent of any objection to the Final Calculation (the “Objection Notice”) within thirty (30) days (the “Objection Period”) after delivery of the Final Calculation. Any Objection Notice must set forth in reasonable detail (x) any item on the Final Calculation that Holders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) Holders’ Representative’s alternative calculation of the Closing Cash, the Closing Net Working Capital, the Unpaid Transaction Expenses, the Closing Debt or the Aggregate Exercise Amount, as the case may be.  Any Objection Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by Persons (who shall be identified by name) and documents relied upon by Holders’ Representative as forming the basis of such disagreement. If Holders’ Representative gives any such Objection Notice within the Objection Period, then Holders’ Representative and Parent shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Holders’ Representative and Parent do not resolve the issues raised in the Objection Notice within thirty (30) days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.18(b). Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period (for clarity, excluding any item or amount which is dependent on another item or amount that has been disputed in the Objection Notice).
(b)    Resolution of Disputes. If Parent and Holders’ Representative have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively, through the use of an independent international accounting firm selected to serve as such by mutual agreement of Parent and Holders’ Representative (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne by the parties (in the case of the Holders’ Representative, on behalf of the Holders) in such proportion as is appropriate to reflect the relative benefits received by the Holders and Parent from the resolution of the dispute. For example, if Holders’ Representative challenges the calculation in the Final Calculation by an amount of $100,000, but the Reviewing Party determines that Holders’ Representative has a valid claim for only $40,000, Parent shall bear 40% of the fees and expenses of the Reviewing Party and Holders’ Representative on behalf of the Holders shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to Holders’ Representative and Parent) as promptly as practicable, but in any event within thirty (30) days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (i) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor (it being understood that any determination of a disputed item shall be not greater or less than the amount of such disputed item as proposed by Parent in the Final Calculation or as proposed by Holders’ Representative in the Objection Notice). Parent and Holders’ Representative shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Parent, Holders’ Representative and the Reviewing Party. The procedures of this Section 2.18(b) are exclusive and the determination of the Reviewing Party shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.18(b) may be filed as a judgment in any court of competent jurisdiction.
(c)    Post-Closing Purchase Price Adjustment.
(i)    The “Post-Closing Adjustment” shall be an amount equal to the Final Purchase Price less the Upfront Purchase Price and, for the avoidance of doubt, may be a positive or a negative number or zero.
(ii)    Without limiting the provisions of Section 8.2(a)(i) (except to the extent of any double counting that would otherwise result), if the Post-Closing Adjustment is a negative number, the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares (valued at the Indemnification Hold-Back Shares Value) shall be reduced (in the aggregate) by the absolute value of the Post-Closing Adjustment, pro rata in proportion to their relative values as of the Closing Date.
(iii)    If the Post-Closing Adjustment is a positive number, Parent shall deliver to the Holders in accordance with the Allocation Schedule (or cause to be delivered by the Exchange Agent) cash in an amount equal to the Post-Closing Adjustment.
2.19    Indemnification Hold-Back and Payment. On the date that is twelve (12) months following the Closing Date (such date, the “First Indemnification Hold-Back Payment Date”), Parent shall deliver to the Holders in accordance with the Allocation Schedule, as it may be adjusted (or cause to be delivered by the Exchange Agent), cash in an amount equal to half of the initial Indemnification Hold-Back Cash Amount and half of the initial Indemnification Hold-Back Shares, as applicable (reflecting any reductions to the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares made in accordance with Section 2.18(c)(ii) or ARTICLE VIII, it being understood that if such reductions equal or exceed half of the initial Indemnification Hold-Back Cash Amount or the Indemnification Hold-Back Shares, then no release to the Holders will be made on such date); provided, however, that if, when any amount would otherwise be distributed pursuant to this Section 2.19 on the First Indemnification Hold-Back Payment Date, there shall exist a timely made good faith claim by Parent in accordance with ARTICLE VIII to exercise the Offset Right, all or a portion of such amount as determined by Parent (in its reasonable discretion) to represent the Losses at issue specified in such claim (including, if applicable, as to any specific Holder) shall, subject to compliance with the procedures specified in ARTICLE VIII, be withheld from payment until such time as the claim has been finally resolved in accordance with ARTICLE VIII, in which case the Offset Right shall apply against such portion of the amount at issue resolved in favor of Parent, if any, and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement. On the date that is twenty four (24) months following the Closing Date (such date, the “Second Indemnification Hold-Back Payment Date” and, together with the First Indemnification Hold-Back Amount, the “Indemnification Hold-Back Payments Dates”), Parent shall deliver to the Holders in accordance with the Allocation Schedule, as it may be adjusted (or cause to be delivered by the Exchange Agent), cash in an amount equal to the then-current balance of the Indemnification Hold-Back Cash Amount and the remaining Indemnification Hold-Back Shares, as applicable (reflecting any reductions to the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares made in accordance with Section 2.18(c)(ii) or ARTICLE VIII); provided, however, that if, when any amount would otherwise be distributed pursuant to this Section 2.19 on the Second Indemnification Hold-Back Payment Date, there shall exist a timely made good faith claim by Parent in accordance with ARTICLE VIII to exercise the Offset Right, all or a portion of such amount as determined by Parent (in its reasonable discretion) to represent the Losses at issue specified in such claim (including, if applicable, as to any specific Holder) shall, subject to compliance with the procedures specified in ARTICLE VIII, be withheld from payment until such time as the claim has been finally resolved in accordance with ARTICLE VIII, in which case the Offset Right shall apply against such portion of the amount at issue resolved in favor of Parent, if any, and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement.
2.20    Effect of the Forward Merger on Capital Stock. At the effective time of the Forward Merger, by virtue of the Forward Merger and without any action to be taken on the part of the holder of any shares of the Company Stock or any units of membership interest in Merger Sub B, or on the part of the Company, Parent, Merger Sub B or any other Person:
(a)    each share of capital stock of the Company outstanding immediately prior to the effective time of the Forward Merger shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and
(b)    each unit of membership interest in Merger Sub B outstanding immediately prior to the effective time of the Forward Merger shall remain unchanged and continue to remain outstanding as a unit of membership interest in the Surviving Company. At the effective time of the Forward Merger, Parent shall continue as the sole holder of membership interests in the Surviving Company.
2.1    Intended Tax Treatment. The Parties intend that for U.S. federal income tax purposes the Mergers be treated as a single integrated transaction, as described in Revenue Ruling 2001-46, 2001-2 CB 321, that constitutes a “reorganization” within the meaning of Section 368(a) of the

Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding any provision herein to the contrary, (x) if Parent, in its reasonable discretion, believes that the intent of this Section 2.21 is served by issuing an amount of shares of Parent Common Stock in lieu of a portion of the cash otherwise payable to the Consenting Holders upon release of any portion of the Indemnification Hold-Back Cash Amount, then Parent may, with the Holders’ Representative’s prior written consent (not to be unreasonably withheld), effect such substitution and the value of such shares shall be determined based upon the average closing price of such shares on The New York Stock Exchange for the period of twenty (20) trading days ending two (2) trading days prior to the date of any such release of any portion of the Indemnification Hold-Back Cash Amount then at issue, (y) subject to Section 4.1 and Section 5.8(k), no Party and no Parent Indemnified Person shall have any liability to any Holder with respect to the tax treatment or the tax consequences of the Mergers or the other Transactions, and (z) each Holder shall be solely responsible with respect to the tax treatment of the Mergers and the other Transactions as to such Holder as well as the tax consequences thereof.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As a material inducement to Parent, Merger Sub A and Merger Sub B to enter into this Agreement and effect the Mergers, with the understanding that Parent, Merger Sub A and Merger Sub B are relying thereon in entering into this Agreement and consummating the Transactions (including the Mergers), the Company hereby represents and warrants to Parent and Merger Sub A and Merger Sub B, subject to such exceptions as are set forth in the Disclosure Schedule (provided that the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections of this Agreement only to the extent it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections), as of the Agreement Date and as of the Closing Date as follows:
3.1    Organizational Matters.
(a)    Valid Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing under the laws of Delaware and each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary.
(b)    Operations. Section 3.1(b) of the Disclosure Schedule lists each state and country in which any member of the Company Group has assets or Leased Real Property.
(c)    Subsidiaries. Other than Genelex India Private Limited having Corporate Identity Number U72200TG2014PTC094218 (“Genelex India” and together with the Company,

the “Company Group”), the Company has no Subsidiaries and does not own and never has owned, directly or indirectly, any shares of capital stock, voting securities, or equity interests in any Person. The Company has no obligation to make an investment (in the form of a purchase of equity securities, loan, capital contribution or otherwise) directly or indirectly in any Person. Genelex India is duly incorporated, validly existing and in good standing under the Laws of India and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Genelex India is duly licensed or qualified to do business and is in good standing under the laws of India and each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary. The authorized and paid up share capital of Genelex India is INR 100,000, consisting of 10,000 equity shares of INR 10 each. Except as set forth in this Section 3.1(c), there are no, and as of the Closing there shall be no, shares of capital stock, voting securities or equity interests of Genelex India issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Genelex India, including any representing the right to purchase or otherwise receive any capital stock of Genelex India. All issued and outstanding shares of capital stock of Genelex India are owned of record and beneficially as set forth in Section 3.1(c) of the Disclosure Schedule.
(d)    Corporate Documents. The Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws (or equivalent documents) of the Company as the same may have been amended from time to time (collectively, the “Company Charter Documents”), as well as the organizational documents of Genelex India. All such Company Charter Documents are unmodified and in full force and effect and no member of the Company Group is in violation of any provision of the Company Charter Documents. No board of directors or equivalent governing body of any member of the Company Group has proposed or approved any amendment of any of the Company Charter Documents. The Company has delivered or made available to Parent and its representatives true and complete copies of the stock ledger of the Company and of the minutes of all meetings of the stockholders, the board of directors (or equivalent governing body) of the Company held since the Reference Date.
(e)    Officers and Directors. Section 3.1(e) of the Disclosure Schedule lists all of the directors and officers of each member of the Company Group as of the Agreement Date.
3.2    Authority; Noncontravention; Voting Requirements.
(a)    Power and Authority. The Company has all necessary power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers).
(b)    Due Authorization of Agreement. The Company’s board of directors, at a meeting duly called and held pursuant to the DGCL, has unanimously (subject to any recusal by a director for actual or potential conflicts of interest) (i) approved and declared advisable and in the best interests of the Company and the Company Stockholders the Transaction Agreements and the Transactions (including the Mergers) and (ii) recommended that the Company Stockholders adopt this Agreement and approve the Transactions (including the Mergers). The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Mergers) have been duly authorized by the Company’s board of directors and, subject to adoption of this Agreement by the affirmative vote or written consent of the Company Stockholders representing the requisite number of shares of Company Stock required under the DGCL and the Company Charter Documents (the “Requisite Stockholder Approval”), no other action on the part of the Company’s board of directors or the Company Stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Mergers).
(c)    Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which the Company is a party have been, or will be as of the Closing Date, duly executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(d)    No Conflict. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions shall (i) conflict with or result in any violation of or default (with or without notice or lapse of time, or both), or (ii) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of any member of the Company Group (any such event, a “Conflict”), in each case under or pursuant to (x) any provision of the Company Charter Documents, the organizational documents of Genelex India or any resolutions adopted by board of directors (or equivalent governing body) or the stockholders of any member of the Company Group, (y) any Material Contract to which any member of the Company Group is a party or by which any member of the Company Group or any of its properties or assets may be bound or affected, or (z) any Permit issued to any member of the Company Group or any Order or Law applicable to any member of the Company Group or any of its properties or assets (whether tangible or intangible). Following the Closing Date, each member of the Company Group shall continue to be permitted to exercise all of its rights under all Material Contracts to which it is a party without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such member of the Company Group would otherwise be required to pay pursuant to the terms of such Material Contracts had the Transactions contemplated by this Agreement not occurred.
3.3    Capitalization.
(a)    Authorized and Issued Securities. The authorized capital stock of the Company consists of 400,000,000 shares of Company Stock and no shares of preferred stock. The capitalization of the Company is as follows: (i) 258,613,704 shares of Company Stock are issued and outstanding, (ii) no shares of Company Stock are held by the Company in its treasury, (iii)

11,070,111 shares of Company Stock are issuable in satisfaction of the Company Notes in connection with the Transactions, (iv) 23,133,882 shares of Company Stock are subject to outstanding options under the Company Option Plan (i.e., the Company Options), (v) no outstanding options have been issued outside the Company Option Plan, and (vi) a sufficient number of Company Stock is available for issuance upon exercise or conversion of all outstanding Company Options and the Company Notes. Except as set forth in this Section 3.3(a), there are no, and as of the Closing (after giving effect to the issuance of shares of Company Stock in respect of the Company Notes) there shall be no, shares of Company Stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Stock.
(b)    Ownership of Stock, Options and Company Notes. Section 3.3(b) of the Disclosure Schedule sets forth a complete and accurate list of each of (i) the record holders of Company Stock and the number of shares of Company Stock held by each Holder as of the Agreement Date and the number of shares or other securities into which such Company Stock is convertible, listed by class and series, (ii) all Company Options and the Company Optionholders thereof as well as the exercise prices, dates of grant and numbers of shares of Company Stock for which such Company Options are exercisable by each such Company Optionholder as of the Agreement Date, and (iii) the Company Notes and the holders thereof as well as the shares of Company Stock issuable in full satisfaction thereof. All issued and outstanding shares of Company Stock are owned of record and beneficially as set forth in Section 3.3(b) of the Disclosure Schedule.
(c)    Valid Issuance; No Preemptive or Other Rights.
(i)    All issued and outstanding shares of Company Stock (x) are, and all shares of Company Stock that may be issued pursuant to the exercise of Company Options and the conversion of the Company Notes shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, (y) are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound and (z) have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws. Each Company Option granted under the Company Option Plan was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price per share at least equal to the fair market value of a share of Company Stock on the grant date. The Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law.
(ii)    The rights, preferences and privileges of the Company Stock are as set forth in the Company Charter Documents. There is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Company Stock. No member of the Company Group is subject to any obligation to repurchase, redeem or otherwise acquire any shares of Company

Stock or any other voting securities or equity interests (or any options, warrants or other rights to acquire any shares of Company Stock, voting securities or equity interests) of any member of the Company Group. To the Company’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any member of the Company Group.
(iii)    True and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plan have been delivered or made available to Parent; there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided or made available to Parent; and all equity grants under the Company Option Plan have been made pursuant to agreements and instruments and do not deviate from such form agreements and instruments.
3.4    No Consents or Approvals. Except for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the receipt of the Requisite Stockholder Approval and the consents and approvals described on Section 3.4 of the Disclosure Schedule, no consents or approvals of, filings with, or notices to any Governmental Authority or Person are required to be made or obtained by the Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, and the consummation of the Transactions (including the Mergers).
3.5    Financial Matters.
(a)    Financial Statements.
(i)    Prior to the Agreement Date, the Company has delivered or made available to Parent true and complete copies of the following financial statements of the Company Group (collectively, the “Financial Statements”): (x) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2019 (the “Balance Sheet” and such date the “Balance Sheet Date”); and (y) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the two (2)-month period ended February 29, 2020 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).
(ii)    The books and records of the Company Group (x) have been and are being maintained in accordance with GAAP and (y) are complete, properly maintained and do not contain or reflect any material inaccuracies or discrepancies.
(b)    Fair Presentation. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present the financial condition of the Company Group as of such dates and the results of operations of the Company Group for such periods, and were derived from and are consistent with the books and records of the Company Group; provided, however, that the Financial Statements as of and for the period ended on the Interim Balance Sheet Date are subject to normal year-end adjustments (which shall not be material individually or in the aggregate). Since the

Reference Date, the Company has not effected any material change in any method of accounting or accounting practice.
(a)    Internal Controls; Financial Controls. Each member of the Company Group maintains systems of internal accounting and financial reporting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that each member of the Company Group maintains records that in reasonable detail accurately and fairly reflect, in all material respects, such member’s transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and such member’s board of directors or equivalent governing body; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of such member’s assets that could have a material effect on the Financial Statements. The Company has delivered to Parent a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of any member of the Company Group to the Company Group’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company Group to record, process, summarize and report financial data. The Company has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other Employees or Consultants who have or had a significant role in the internal control over financial reporting of any member of the Company Group. Since the Reference Date, there have been no material changes in any member of the Company Group’s internal control over financial reporting.
(b)    No Undisclosed Liabilities. The Company Group does not have any Liabilities that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (i) incurred by the Company Group in connection with the preparation, execution, delivery and performance of the Transaction Agreements and included in the Company Transaction and Bonus Expenses, or (ii) which have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date and which are not in excess of $25,000 in the aggregate.
(c)    Off-Balance-Sheet Arrangements. There are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company Group.
(d)    Bank Accounts. Section 3.5(f) of the Disclosure Schedule sets forth an accurate list (account type, name and address) of each bank and other financial institution in which each member of the Company Group maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
(e)    Company Debt. Except as set forth in Section 3.5(g) of the Disclosure Schedule, there is no Company Debt. With respect to each item of Company Debt, Section 3.5(g)

of the Disclosure Schedule accurately sets forth the name and address of the creditor, the Contract under which such debt was issued, the principal amount of the debt and a description of the collateral if secured. No member of the Company Group is in default with respect to any outstanding Company Debt or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Company Debt or any instrument or agreement thereto purports to limit the operation of such member of the Company Group’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Company Debt have been provided or made available to Parent.
3.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, (i) there has not been a Company Material Adverse Effect and (ii) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of any member of the Company Group that adversely affects the use thereof. Since the Balance Sheet Date, each member of the Company Group has been operated in the Ordinary Course of Business and, without limiting the foregoing, no member of the Company Group has taken any action described in Section 5.1 that if taken after the Agreement Date and prior to the Closing would violate such provision.
3.7    Legal Proceedings. Since the Reference Date, there have not been and there are no pending Actions, and there are no Actions threatened in writing, in either case, by or against any member of the Company Group, its properties or assets or any of the Company Group’s officers or directors in their capacities as such, nor to the Knowledge of the Company, are there any circumstances that would constitute a basis therefor.
3.8    Compliance with Laws; Permits.
(a)    Each member of the Company Group is, and since the Reference Date, has been in compliance in all material respects with all Laws applicable to such member of the Company Group or any of its assets, business or operations, including the Health Care Laws. Each member of the Company Group holds all Permits necessary to conduct its business and own, lease and operate its properties and assets, and all such Permits are in full force and effect. Each member of the Company Group is and has always been in compliance in all material respects with the terms of all Permits necessary to conduct its business and to own, lease and operate its properties and facilities. Section 3.8(a) of the Disclosure Schedule sets forth a list of all Permits that are held by the Company Group. No member of the Company Group has received written notice from any Governmental Authority claiming or alleging that any member of the Company Group was not in compliance with all Laws applicable to such member or its business or operations; no member of the Company Group has been assessed any material penalty with respect to any alleged failure by such member of the Company Group to have or comply with any Permit.
(b)    No member of the Company Group, nor any of their respective officers, directors, Employees, Consultants or agents, have, in the operating of such member’s business, engaged in any activities which are prohibited or are cause for criminal or material civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or 1395nn, 5 U.S.C. § 8901 et seq. (the Federal Employees Health Benefits program statute), or the regulations, agency guidance, or similar legal requirement promulgated pursuant to such statutes or any analogous state or local Laws.
(c)    No member of the Company Group, nor any of their respective directors, officers, Employees, Consultants or agents, has, directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person.
(d)    (i) Each Current Employee and Current Consultant of any member of the Company Group required to be licensed by an applicable Governmental Authority, professional body and/or medical body has such licenses, (ii) such licenses are in full force and effect and (iii) to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.
(e)    No member of Company Group nor any of their respective Current Employees, or, to the Company’s Knowledge, any of their respective Current Consultants, agents or vendors (in the case of such Current Consultants, agents or vendors, solely in connection with their services to the Company), has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Authority, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration.
(f)    Each member of the Company Group is and, since the Reference Date, has been in compliance in all respects with all applicable Laws relating to the privacy, security, use and disclosure of health information, including “protected health information” or “PHI” as defined under HIPAA and information related to genetic testing and genetic test results, created, used, disclosed or stored in the course of the operations of such member of the Company Group, including, as applicable, HIPAA and all state, federal and international laws regarding the privacy and security of health information, including genetic testing and results. Each member of the Company Group has the necessary agreements with all of the Company Group’s “business associates” as such term is defined by and as such agreements are required by HIPAA. True and complete copies of all HIPAA and health information privacy policies that have been used by the Company Group since the Reference Date have been provided or made available to Parent and such privacy policies are in compliance with all applicable Laws relating to the privacy, security, use and disclosure of health information. Each member of the Company Group has since the Reference Date materially complied with all rules, policies, and procedures established by such member of the Company Group from time to time and as applicable with respect to privacy, security, data protection, or the collection and use of health information and genetic testing information created, used, disclosed or stored in the course of the operations of such member of the Company Group. Since the Reference Date, no actions have been asserted in writing or, to the Knowledge of the Company, otherwise asserted or threatened, against any member of the Company Group by any person alleging a violation of such person’s privacy, personal, or confidentiality rights under any such rules, policies, or procedures.
(g)    With respect to all health information, PHI, and genetic testing information as described in Section 3.8(f), each member of the Company Group has taken reasonable steps (including implementing and monitoring compliance with administrative, physical and technical safeguards) to protect against loss and against unauthorized access, use, modification, disclosure, or other misuse. Each member of the Company Group maintains and has implemented security policies and procedures as required by HIPAA and other applicable laws. Since the Reference Date, there has been no “Breach of Unsecured PHI,” as defined under HIPAA, and no “Security Incident” as defined under HIPAA, resulting in the unauthorized use or disclosure of PHI. Each member of the Company Group maintains systems, policies and procedures to respond to incidents and complaints alleging violations of applicable privacy or security standards and to identify and report all Breaches of Unsecured PHI in accordance with such member of the Company Group’s legal and contractual obligations.
3.9    Taxes.
(a)    Each member of the Company Group has paid all Taxes owed by it (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return. Since the Balance Sheet Date, no member of the Company Group has incurred any Liability for Taxes arising outside of the Ordinary Course of Business. There are no Liens for or with respect to Taxes (other than Permitted Liens) on any of the assets of any of the members of the Company Group. No member of the Company Group is subject to any currently effective waiver of any statute of limitations in respect of any material amount of Taxes or has agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.
(b)    Each member of the Company Group has timely filed all Tax Returns that are required to have been filed by such member of the Company Group. All such Tax Returns were, when filed, true, correct and complete in all respects. No member of the Company Group is the beneficiary of any currently effective extension of time within which to file any Tax Return (other than an extension automatically granted). No written claim has ever been made by any Taxing Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been finally resolved.
(c)    Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing by such member to any Employee, Consultant, creditor, stockholder or other third party. Each member of the Company Group has properly classified all service providers to such members as employees, independent contractors, or other appropriate status, in accordance and compliance with all applicable Laws, and have timely and correctly completed and filed all applicable reports and forms with respect thereto (including all appropriate IRS Forms W-2, IRS Forms 1099, as applicable).
(d)    No deficiencies for any Taxes have been proposed or assessed, in each case in writing, against or with respect to any Taxes due by, or Tax Returns of, any member of the Company Group, which deficiencies have not been finally resolved. No member of the Company Group has received written notice of any audit, assessment, dispute or claim concerning any Tax Liability of such member, which audit, assessment, dispute or claim has not been finally resolved.
(e)    No member of the Company Group (i) is or has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return nor (ii) has any Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, or as a transferee or successor, or pursuant to a Tax Sharing Agreement.
(f)    The Company is not, and has not been during the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(g)    No member of the Company Group has made any payments, is obligated to make any payments or is a party to any agreement, including this Agreement and/or any agreements contemplated by this Agreement, that will, or would be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b) of the Code. There is no agreement, plan, arrangement or other contract by which any member of the Company Group is bound to compensate, reimburse otherwise pay to any Person any amounts attributable to excise taxes payable pursuant to Section 4999 of the Code.
(h)    No member of the Company Group is or shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested by any member of the Company Group prior to the Closing; (ii) closing agreement entered into by any member of the Company Group with any Taxing Authority prior to the Closing; (iii) installment sale or open transaction disposition made by any member of the Company Group prior to the Closing; or (iv) prepaid amounts received or paid by any member of the Company Group prior to the Closing other than amounts consistent with the deferred revenue shown on the Estimated Balance Sheet
(i)    No election has ever been made pursuant to Section 965(h) of the Code with respect to Genelex India.
(j)    Within the last two years, no member of the Company Group has distributed stock of another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)    Other than Genelex India, no member of the Company Group has nor has it ever had a permanent establishment in any jurisdiction outside of the United States. Other than Genelex India, no member of the Company Group is or ever has been engaged in the conduct of a trade or business or other activity in any jurisdiction outside of the United States that would cause any member of the Company Group to be obligated to pay Taxes or file Tax Returns in such jurisdiction. Genelex India is not subject to income tax, or obligated to file a Tax Return with respect to income tax, in any country outside of India on account of having a permanent establishment, or being otherwise engaged in the conduct of a trade or business or other activity, in such country.
(l)    The Company has delivered or made available to Parent correct and complete copies of all U.S. federal and U.S. state and Indian income Tax Returns and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by any member of the Company Group with respect to Taxes for all taxable periods beginning after December 31, 2015 or, in the case of the Company, the Reference Date.

(m)    No member of the Company Group has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(n)    No member of the Company Group is a “United States shareholder” within the meaning of Section 951(b) with respect to any Person (other than Genelex India) that is or was treated as a “controlled foreign corporation” as defined in Section 957 of the Code.
(o)    Section 3.9(o) of the Disclosure Schedule lists all jurisdictions in which any member of the Company Group has filed income or material other Tax Returns since the Reference Date.
(p)    All Taxes (including sales tax, use tax and value-added tax) that were required to be collected or self-assessed by each member of the Company Group have been duly collected or self-assessed, and all such amounts that were required to be remitted to any Taxing Authority have been remitted. Except as set forth in Section 3.09(p) of the Disclosure Schedule, no power of attorney that has been granted by any member of the Company Group with respect to any matter relating to the Taxes of such member is currently in force.
(q)    No member of the Company Group has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law.
(r)    No member of the Company Group has ever been a “personal holding company” within the meaning of Section 542 of the Code. Genelex India is classified for U.S. federal income tax purposes as a foreign corporation (within the meaning of the Code) and is not an expatriated entity within the meaning of Section 7874(a)(2) of the Code.
3.10    Employee Benefits and Labor Matters.
(a)    Plans and Arrangements. Section 3.10(a) of the Disclosure Schedule sets forth a true and complete list of all Company Plans.
(b)    Plan Documents. With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy thereof (including amendments) or a copy of the representative form agreement thereof and, to the extent applicable, true and complete copies of the following documents with respect to each Company Plan: (i) any Contracts or agreements, plans and related trust documents, insurance Contracts or other funding arrangements, in each case as currently in effect, and all amendments thereto; (ii) the results of all non-discrimination testing performed since the Reference Date; (iii) all Forms 5500 and all schedules thereto since the Reference Date; (iv) the most recent actuarial report, if any; (v) the most recent IRS determination or opinion letter; (vi) all correspondence, rulings or opinions issued by the DOL, IRS or any other Governmental Authority and all material correspondence from the Company to the DOL, IRS or other Governmental Authority other than routine reports, returns or other filings since the Reference Date; (vii) the most recent summary plan descriptions and any summaries of material modifications with respect thereto; and (viii) written descriptions of all non-written Company Plans.
(c)    ERISA. No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and, in the past six (6) years, neither the Company Group or any other trade or business (whether or not incorporated) that, together with any member of the Company Group, would be treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied. No member of the Company Group nor any ERISA Affiliate currently, and for the past six (6) years, has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code. No Company Plan is or, within the past six (6) years, has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. During the past six (6) years, neither the Company nor any of its respective ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by any member of the Company Group or any of its respective ERISA Affiliates. No member of the Company Group nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has, to the Company’s Knowledge, engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Company Plan, nor, to the Company’s Knowledge, have there been any fiduciary violations under ERISA that could subject any member of the Company Group (or any Employee) to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.
(d)    Status of Plans. Company Plans intended to qualify under Section 401 of the Code or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code has received a favorable determination letter from the IRS or is the subject of a favorable prototype opinion letter from the IRS as to its qualification under the Code and any trusts intended to be exempt from federal income taxation under the Code are so exempt. To the Knowledge of the Company, nothing has occurred with respect to the operation of any Company Plans that would reasonably be expected to cause the loss of such qualification or exemption. No event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject any member of the Company Group to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. For each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by Part V (Compliance Questions) of the most recent Form 5500-SF or Part IV of Schedule H (Compliance Questions) of the most recent Form 5500, as applicable, since the date thereof. None of the Company Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.

(e)    Contributions to Plans. All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code) have been timely made. There are no unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements.
(f)    Conformity with Laws. All Company Plans have been established, operated and maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing. There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form or would reasonably be expected to form the basis for any such Action. There are no filings or applications pending with respect to the Company Plans with the IRS, the DOL or any other Governmental Authority. Each member of the Company Group has satisfied obligations applicable to such member under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any Employee (or any dependent or former dependent of such Employee) with respect to any qualifying event that has occurred on or before the Closing Date. Section 3.10(f) of the Disclosure Schedule lists each individual who, as of the Agreement Date, (i) is currently receiving continuation coverage under COBRA under a Company Plan, or (ii) is within his or her COBRA election period.
(g)    Leased Employees. No member of the Company Group has any Employees who are “leased employees” (as that term is defined in Section 414(n) of the Code) or has any liability, contingent or otherwise, for any federal, state or local workers’ compensation contribution, with respect to any Employees who are leased employees.
(h)    Employment Matters.
(i)    Section 3.10(h)(i) of the Disclosure Schedule sets forth a true and complete listing of any Current Employee and any Current Consultant, as of the Agreement Date, including each such person’s name, job title or function and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by a member of the Company Group, and for each such Current Employee or such Current Consultant, the amount of all incentive compensation paid or payable to such person for the current calendar year, and each such Current Employee’s or such Current Consultant’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status and as to classification as an employee, consultant or independent contractor). Other than as fully reflected or specifically reserved against accordance with GAAP in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), no member of the Company Group has paid or promised to pay any bonuses, commissions or incentives to any Employee or Consultant. The Company has delivered or made available to Parent a true and complete copy of the employee handbook for each member of the Company Group, if any, and all other employment policies, if any, currently applicable to any Current Employee or Current Consultant.

(ii)    To the Company’s Knowledge, no officer, Current Consultant or Current Employee at the level of director (solely on a full-time basis) or higher has disclosed any plans to terminate his, her or their employment or other relationship with any member of the Company Group.
(iii)    The Company has a USCIS Form I-9 that is validly and properly completed in accordance with applicable Law in all material respects for each Employee with respect to whom such form is required by applicable Law. The Company has complied with all Department of Homeland Security, DOL and State Department regulations governing the employment of foreign national workers in all material respects. The Company has complied with all Laws related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of ETA-9035 Labor Condition Applications, in all material respects.
(iv)    Except as set forth in Section 3.10(h)(iv) of the Disclosure Schedule:
(A)    since the Reference Date: (x) each member of the Company Group has paid or made provision for payment of all salaries and wages, which are payable by such member to any Employees, accrued through the Closing Date and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Family and Medical Leave Act, Occupational Safety and Health Act of 1970 and any and all similar applicable state and local Laws; and (y) no member of the Company Group has been engaged in any unfair employment practice, as defined in the National Labor Relations Act or other applicable Law;
(B)    since the Reference Date, no member of the Company Group has received a written notice, citation, complaint or charge asserting any violation or liability under the federal Occupational Safety and Health Act of 1970 or any similar applicable Law regulating employee health and safety;
(C)    (u) none of the Current Employees is represented by any labor union or other labor representative with respect to his or her employment with any member of the Company Group; (v) there are no labor, collective bargaining agreements or similar arrangements binding on any member of the Company Group with respect to any Current Employees; (w) since the Reference Date, no petition has been filed nor has any proceeding been instituted by any Employee or group of Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (x) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Current Employees; (y) since the Reference Date, there has not occurred or, to the Company’s Knowledge, has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Employees; and (z) no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to any member of the Company Group is pending or, to the Company’s Knowledge, threatened;
(D)    since the Reference Date, no member of the Company Group has received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice by such member, nor, to the Knowledge of the Company, has any such charge been threatened;
(E)    (x) all Current Employees of the Company Group are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and (y) the Company Group’s relationships with all individuals who act as Consultants to any member of the Company Group can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;
(F)    since the Reference Date, no member of the Company Group has effectuated: (x) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (y) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company Group; and
(G)    any individual performing services for the Company Group who has been classified as an independent contractor, or as an employee of some other entity whose services are leased to a member of the Company Group, has been correctly classified and is in fact not a common law employee of any member of the Company Group.
(i)    Effect of Transaction. Except for the payment of the consideration under ARTICLE II or otherwise provided in this Agreement or under applicable Law, neither the execution and delivery of the Transaction Agreements nor the consummation of the Transactions shall result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by any member of the Company Group to any Employee or Consultant. No payment, right or benefit that becomes due or accelerated as a result of the execution and delivery of the Transaction Agreements or the consummation of the Transactions is an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)    Compliance with Section 409A of the Code. To the extent that any Company Plan is a Nonqualified Deferred Compensation Plan, such Company Plan is in documentary and operational compliance with, in all material respects, Section 409A of the Code and all applicable guidance issued by the IRS thereunder (or could be made compliant without applicable penalties in accordance with such guidance). No payment pursuant to any Company Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to a member of the Company Group would subject any person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Transactions or otherwise. There is no Contract or arrangement to which any member of the Company Group, or to the Knowledge of the Company, any Company Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.
(k)    Plans Outside the United States. No Company Plan is subject to the laws of any jurisdiction other than the United States of America.
(l)    Plan Termination. Each Company Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to any member of the Company Group, Parent or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Neither the Company nor any of its respective Affiliates has announced its intention to modify or amend any Company Plan or adopt any arrangement or program which, once established, would come within the meaning of a Company Plan, and each asset held under any Company Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability.
3.11    Environmental Matters. Each member of the Company Group is, and since the Reference Date, has been, in material compliance with all applicable Environmental Laws. There is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting any member of the Company Group or any real property or premises currently or formerly owned, operated or leased by any member of the Company Group. No member of the Company Group has received any notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company, there are no facts, circumstances or conditions existing with respect to any member of the Company Group or any real property or premises currently or formerly owned, operated or leased by any member of the Company Group or any property or facility to or at which any member of the Company Group transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in any member of the Company Group incurring any Environmental Liability. Since the Reference Date, no member of the Company Group has stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Hazardous Materials) or owned, occupied or operated any Premises or property in a manner that has given or would be reasonably expected to give rise to any material Liabilities (including any Liabilities for response costs, corrective action costs, personal injury, natural resource damages, property damage, or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental Laws. No property or facility now or, to the Knowledge of the Company, previously owned, occupied or operated by any member of the Company Group, currently is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under

CERCLA, or on any analogous state or local registry list and, to the Knowledge of the Company, no off-site location at which any member of the Company Group has disposed or arranged for the disposal of any waste is listed or proposed to be listed on the National Priorities List or on any analogous state or local list. The Company has made available to Parent a true and complete list of environmental reports, audits assessments and investigations in the Company Group’s possession or control which relate to the Premises and the real property in the Company Group’s possession or control. To the Company’s Knowledge, there have been no Releases at any real property owned or leased by the Company Group and there are no above-ground, underground, storage tanks, oil/water separators, sumps, septic systems, or polychlorinated biphenyls (PCBs) or any PCB-containing equipment located on any real property.
3.12    Contracts.
(a)    Specified Material Contracts. Except as set forth in Section 3.12(a) of the Disclosure Schedule, no member of the Company Group is a party to, has any obligations, rights or benefits under, or has any of its assets or properties bound by any:
(i)    Contracts that purport to limit, curtail or restrict the ability of any member of the Company Group or its respective Affiliates to conduct business in any geographic area or line of business or restrict the Persons with whom any member of the Company Group or any of its respective future Subsidiaries or Affiliates may do business;
(ii)    Contracts: (x) with any Employee and any offer letters for employment or consulting with any member of the Company Group, that (A) provide for anticipated annual compensation or other payments in excess of $50,000 for any individual (other than employment offers terminable at will with no severance or acceleration liability), including any Contracts with individuals providing for any commission-based compensation in excess of such amount, or (B) provide for potential severance payments or other severance benefits; and (y) with any Consultant and any offer letters to enter into consulting agreements with any member of the Company Group, that provide for anticipated annual payments in excess of $50,000 for any individual, including any Contracts with individuals providing for any commission-based payments in excess of such amount;
(iii)    Contracts with any labor union or other labor representative of Employees (including any collective bargaining agreement);
(iv)    Contracts with any present or former officer, director or stockholder of any member of the Company Group, or any Affiliate of such officer, director or stockholder (other than Company Plans, but specifically including any employment agreements that are not terminable at will without severance or acceleration liability), including, but not limited to, any agreement providing for furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate, in each case, other than advances or reimbursements for travel and entertainment expenses consistent with the Company Group’s policy and practice;

(v)    Contracts under which any member of the Company Group has advanced or loaned any money to any of the Employees or Affiliates of the Company Group where there is still an outstanding amount due to any member of the Company Group under such Contract, other than advances or reimbursements for travel and entertainment expenses consistent with the Company Group’s policy and past practice;
(vi)    Contracts granting any power of attorney with respect to the affairs of any member of the Company Group or otherwise conferring agency or other power or authority to bind any member of the Company Group other than to officers and attorneys in the Ordinary Course of Business;
(vii)    Partnership or joint venture agreements;
(viii)    Contracts for the acquisition, sale or lease of properties or assets (including any ownership interest in any entity) other than in the Ordinary Course of Business;
(ix)    Contracts with a Governmental Authority;
(x)    Loan or credit agreements, indentures, notes or other Contracts evidencing indebtedness for borrowed money (contingent or otherwise) by any member of the Company Group, or any Contracts pursuant to which indebtedness for borrowed money (contingent or otherwise) is guaranteed by any member of the Company Group, or any guarantees of the foregoing by third parties for the benefit of any member of the Company Group;
(xi)    Mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien other than Permitted Lien on any material property or assets of any member of the Company Group;
(xii)    Voting agreements or registration rights agreements relating to capital stock to which any member of the Company Group is a party;
(xiii)    Lease or rental Contracts relating to personal property;
(xiv)    Contracts providing for indemnification by any member of the Company Group other than (x) customary indemnities against breach of the obligations contained in such Contract that were entered into in the Ordinary Course of Business and (y) customary indemnities against infringement of Intellectual Property Rights contained in non-exclusive licenses entered into in the Ordinary Course of Business;
(xv)    Any Contract with any supplier or provider of goods or services that are incorporated into, or related to the development of, any Product and Service involving consideration in excess of $25,000 in the current or either of the two (2) previous fiscal years (other than purchase orders for goods entered into in the Ordinary Course of Business);
(xvi)    Any Contracts to (x) provide services to any Person involving consideration in excess of $25,000 in the current or either of the two (2) previous fiscal years, or (y) perform any service or sell or lease any product which grants the other party or any third party

“most favored nation” status, “most favored customer” pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;
(i)    Contracts relating to capital expenditures and involving obligations after the Agreement Date in excess of $25,000 and not cancelable without penalty;
(ii)    Contracts relating to the disposition or acquisition of material assets or any material ownership interest in any entity;
(iii)    Contracts with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to any member of the Company Group in connection with the Transactions;
(iv)    Contracts (other than as set forth above) that are material to the Company Group’s Products and Services or business; and
(v)    Contracts to enter into or negotiate the entering into of any of the foregoing.
(b)    Documentation. The Company has delivered or made available to Parent (i) true and complete copies of each written Material Contract and (ii) a summary of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto.
(c)    Status of Material Contracts. Each of the Contracts required to be listed in Section 3.12(a) of the Disclosure Schedule, each of the Real Property Leases and each of the IP Contracts (collectively, the “Material Contracts”) is valid and binding on the applicable member(s) of the Company Group and in full force and effect and is enforceable in accordance with its terms by the applicable member(s) of the Company Group. No member of the Company Group is in material breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a material breach or default in any respect thereunder by such member or that would result in material liability to any member of the Company Group. To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any respect by any such other party thereunder. The Company has not received written notice of any termination or cancellation of any Material Contract, and to the Company’s Knowledge, no other party to a Material Contract has plans to terminate or cancel such Material Contract. No member of the Company Group has and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any material provision of any Material Contract. No member of the Company Group is disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any material provision of any Material Contract. None of the parties to any Material Contract is renegotiating any amounts paid or payable to or by any member of the Company Group under such Material Contract or any other material term or provision thereof.
3.13    Assets: Title, Sufficiency, Condition. Other than with respect to Intellectual Property Rights (including any Intellectual Property Rights in Company Technology and Proprietary Software), which are addressed in Section 3.15, each member of the Company Group has good, valid and sufficient title to or sole and exclusive leasehold interest in or adequate right to use all of its assets whether real or personal, tangible or intangible, including those that are used in the conduct of the Business or reflected in the Interim Balance Sheet as being owned by such member or acquired after the date thereof (the “Assets”), free and clear of all Liens except Permitted Liens. The Assets constitute, in all material respects, all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the Company’s business as currently conducted. All of the material fixtures and other material improvements to the Leased Real Property and all of the Company Group’s tangible personal property (i) are in all material respects adequate and suitable for their present uses, (ii) in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all respects in accordance with normal industry practice.
3.14    Real Property.
(a)    Section 3.14(a) of the Disclosure Schedule (i) sets forth a list of the addresses of all real property leased, subleased or licensed by or for which a right to use or occupy has been granted to any member of the Company Group (the “Leased Real Property”), and (ii) identifies, with respect to each Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract and each amendment, modification, supplement or restatement thereto (the “Real Property Leases”).
(b)    No member of the Company Group owns, or has ever owned, any real property.
(c)    There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts from any member of the Company Group granting to any other Person the right to use or occupancy of any of the Leased Real Property and there is no Person (other than the applicable member of the Company Group) in possession of any of the Leased Real Property.
(d)    The Company has made available to Parent true, accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with any extension notices, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto and no Real Property Lease has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Parent prior to Closing. With respect to each of the Real Property Leases, (i) the applicable member of the Company Group has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, free and clear of all Liens (including liens arising out of any attachment, judgement or execution) affecting the Leased Real Property or the leasehold estate or interest created by the Real Property Leases except for the Permitted Liens; (ii) there are no existing material defaults thereunder by the applicable member of the Company Group or, to the Knowledge of the Company, any other party to the Real Property Leases; (iii) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the applicable member of the Company Group or, to the Knowledge of the Company, any other party to the Real Property Leases, or that could permit the termination, modification, or acceleration of rent thereunder; (iv) there are no pending actions or proceedings that were brought by the applicable member of the Company Group against a lessor under a Real Property Lease alleging that such lessor is in default or has committed a breach under such Real Property Lease; (v) no member of the Company Group has received any written notice from any Governmental Authority of a violation of any governmental requirements (including Environmental Laws) with respect to any of the Leased Real Property and to the Company’s Knowledge, the Leased Real Property is not in violation of any material requirements of same; and (vi) no member of the Company Group has used, generated, stored, released, discharged, transported, handled, or disposed of any hazardous materials on, in or in connection with any parcel of Leased Real Property except as expressly permitted pursuant to the terms of the Real Property Leases.
(e)     To the Company’s Knowledge, no eminent domain, condemnation or zoning, building code or other moratorium Action is pending or threatened, that would preclude or materially impair the use of any Leased Real Property. None of the Company Group’s current uses of the Leased Real Property violates in any respect any restrictive covenant or zoning ordinance that affects any of the Leased Real Property. To the Company’s Knowledge, there have been no special assessments filed or proposed against the Leased Real Property or any portion thereof. None of the Leased Real Property has been damaged or destroyed by fire or other casualty that has not been restored. All Premises are supplied with utilities necessary for the operation of such Premises as the same are currently operated or currently proposed to be operated, all of which utilities are provided via public roads or via irrevocable appurtenant easements benefitting the parcel of Leased Real Property on which such Premises is located, in each case, to the extent necessary for the conduct of the Company Group’s business.
3.15    Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery.
(a)    Company Intellectual Property Rights and Company Technology.
(i)    The Company Group owns or has the right to use all Company Technology (and all Intellectual Property Rights therein) used in the Company Group’s business for all purposes necessary to or used in the Company Group’s business as presently conducted. Except for (x) the Technology and Intellectual Property Rights licensed to a member of the Company Group under the Inbound IP Contracts, (y) Public Software and (z) Software and other Intellectual Property Rights used under off the shelf, “click wrap,” “shrink wrap” or similar non-negotiated license agreements that are generally commercially available to the public on reasonable terms (“Shrink Wrap Licenses”), in each case with annual, aggregate payments (including license, maintenance and support fees) not in excess of $20,000 individually or $50,000 in the aggregate, none of the Company Technology or Company Intellectual Property Rights is owned by any third party. The Company Group exclusively owns all Company Technology, including Proprietary Software and all Company Intellectual Property Rights, in each case, that are owned or purported to be owned by the Company Group free and clear of all Liens other than Permitted Liens.
(ii)    Section 3.15(a)(ii) of the Disclosure Schedule contains a list of Proprietary Software. Except as disclosed in Section 3.15(a)(ii) of the Disclosure Schedule: (A) the Company Group has used commercially reasonable efforts to maintain and protect all Proprietary

Software (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property Rights therein, and none of the source code of any Proprietary Software has been published, disclosed or delivered to any Person by any member of the Company Group (other than those subcontractors listed on Section 3.15(a)(ii) of the Disclosure Schedule) or by any employee, consultant, contractor or agent of any member of the Company Group; (B) no licenses or rights (including contingent rights) have been granted by any member of the Company Group, or any of its respective Affiliates, to any Person to access, use or distribute any source code of any Proprietary Software; (C) the Company Group has complete and exclusive right, title and interest in and to all Proprietary Software; (D) the Company Group has developed the Proprietary Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are Employees); (E) the Company owns or otherwise has the right to use the current source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language actually created, owned or used by the Company Group for the development, maintenance and implementation of the Proprietary Software; and (F) there are no Contracts in effect with respect to the marketing, distribution or licensing of the Proprietary Software by any other Person.
(b)    Infringement. Neither the operation of the Business of any member of the Company Group as presently conducted nor any of the Products and Services or Company Technology has infringed upon, diluted, misappropriated or violated, or will (in each case, solely for clarity, as they presently exist) infringe upon, dilute, misappropriate or violate, any Intellectual Property Rights of any Person. No member of the Company Group has (x) received any written charge, complaint, claim, demand, or notice from a Person alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of such Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the Company Group’s business) or (y) has any contractual obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property Rights. To the Company’s Knowledge, no Person has infringed upon, diluted, misappropriated or violated any Company Intellectual Property Rights at any time since the Reference Date. There are no pending or, to the Company’s Knowledge, threatened claims against any member of the Company Group challenging any member of the Company Group’s ownership of the owned Company Intellectual Property Rights or alleging that any of the Company Intellectual Property Rights are invalid or unenforceable.
(c)    Scheduled IP. Section 3.15(c) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to any member of the Company Group (collectively, the “Company Registrations”). All current Company Registrations have been duly maintained (including the payment of fees) and have not expired, or been cancelled or abandoned. Section 3.15(c) of the Disclosure Schedule identifies each trade name and each unregistered trademark, service mark, or trade dress owned or exclusively licensed by any member of the Company Group that, in each case, is material to the Business of the Company Group.
(d)    IP Contracts. Section 3.15(d) of the Disclosure Schedule identifies under separate headings each Contract (A) under which any member of the Company Group uses or licenses from a third party any Company Technology or Company Intellectual Property Rights that is material to the operation of the Business of any member of the Company Group as presently conducted and that any Person besides the members of Company Group owns, including any Software (other than Proprietary Software, Software used under Shrink Wrap Licenses or Public Software) that is licensed to or used by a member of the Company Group or any of its Affiliates and that is material to Company Group’s Business (“Third Party Software”) (other than Shrink Wrap Licenses and Public Software) (collectively “Inbound IP Contracts”) or (B) under which any member of the Company Group has granted any Person any right or interest in Company Intellectual Property Rights including any right to use or access any item of the Company Technology (other than non-disclosure agreements between a Company Group member and a Person for the purpose of exchanging confidential information and agreements between a Company Group member and any of its employees, consultants or subcontractors) (the “Outbound IP Contracts,” and together with the Inbound IP Contracts, the “IP Contracts”). None of the Inbound IP Contracts or Shrink Wrap Licenses are subject to any transfer, assignment or change of control limitations. Except as provided in the Inbound IP Contracts, Public Software and Shrink Wrap Licenses, no member of the Company Group owes any royalties or other payments or otherwise has any liability to any Person for the use of any Company Intellectual Property Rights or Company Technology. Each member of the Company Group has, as applicable, paid all fees, royalties and other payments applicable to the past and current use or exploitation of Intellectual Property Rights provided for by the Inbound IP Contracts and Shrink Wrap Licenses, and no fees, royalties or other payments provided by the Inbound IP Contracts and Shrink Wrap Licenses are due or otherwise required to be paid by any member of the Company Group or any of its Affiliates within thirty (30) days following the Closing Date or otherwise become due as a result of, or attributable to, the Transactions contemplated herein.
(e)    Confidentiality and Invention Assignments. Each member of the Company Group has maintained commercially reasonable practices designed to ensure the protection of the confidentiality of the Company Group’s confidential information and trade secrets and has required any Employee, Consultant or third party with access, or to whom it has disclosed its confidential information, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts. All Employees and Consultants of the Company Group who (i) in the normal course of their duties are involved in the creation of any Company Technology that is incorporated in any Product and Service of the Company Group or (ii) have in fact created Company Technology that is incorporated in any Product and Service of the Company Group, have executed contracts that irrevocably assign to the applicable member of the Company Group on a worldwide royalty-free basis all of such Persons’ respective rights in and to such Company Technology, including all Intellectual Property Rights therein, relating to such Product and Service (each, an “IP Assignment”). To the Knowledge of the Company, no Employee or Consultant is in violation of any term of any such IP Assignment signed by such Employee or Consultant with a member of the Company Group. All authors of any works of authorship in the

Company Technology have waived their moral rights and have agreed to a covenant not to assert their moral rights, in each case, to the extent permitted by applicable Law or such authors prepared such works in jurisdictions that do not recognize moral rights.
(f)    Open Source Software. Except as disclosed on Section 3.15(f) of the Disclosure Schedule: (i) none of the Company Technology, Proprietary Software, or any Product and Service of the Company Group (including any software, middleware, firmware) constitutes, contains, or is dependent upon any Public Software (ii) none of the source code of the Proprietary Software has ever been provided, delivered or distributed to any Person other than those Employees and Consultants of the Company Group working on the development of Company Group’s software, firmware or middleware for the benefit of a member of the Company Group and has never been delivered or distributed in any form (object code, executable code or source code form) to any Person, including delivery via electronic transmission, by physical delivery on tangible media (either as stand-alone software or as a part of any other software), or delivery or transmission as part of the transfer of hardware, temporarily or permanently. None of the Company Technology, Proprietary Software, nor any Product and Service of the Company Group is subject to any Contract that would require any member of the Company Group to publicly divulge any source code or trade secret that is part of the Company Technology.
(g)    Privacy and Data Security.
(i)    The Collection and Use and dissemination by each member of the Company Group of any Personal Data is in compliance in all respects with all Information Privacy and Security Laws, all applicable Personal Data Obligations and all Contracts that pertain to the Collection and Use of Personal Data to which such member of the Company Group is bound. Except as disclosed on Section 3.15(g) of the Disclosure Schedule, (x) no Personal Data is stored or otherwise maintained outside the United States by any member of the Company Group or any third party and (y) no member of the Company Group has engaged in cross-border processing of Personal Data; except to the extent permitted under and in compliance with Information Privacy and Security Laws. True and complete copies of all privacy policies that have been used by any member of the Company Group since the Reference Date have been provided or made available to Parent. Each member of the Company Group has since the Reference Date consistently posted a privacy policy in conformance with all Information Privacy and Security Laws on all websites and any mobile applications owned or operated by such member.
(ii)    Each member of the Company Group maintains policies and procedures regarding data security and privacy and maintains administrative, technical and physical safeguards that are commercially reasonable and, in any event, comply in material respects with all Information Privacy and Security Laws and all Contracts to which such member of the Company Group is bound.
(iii)    Since the Reference Date, (w) there have been no security breaches relating to, or violations of any security policy or Information Privacy and Security Law resulting in any unauthorized access, disclosure, or use of, any Personal Data maintained by or on behalf of the Company (any such incident, a “Security Breach”), (x) no notice has been provided to any member of the Company Group by a third party vendor or, to the Knowledge of the Company, any other Person of a Security Breach, (y) the Company has not provided notice to any Governmental Authority or parties to any Contract under any applicable Law of a Security Breach since the Reference Date, and (z) no Person (including any Governmental Authority) has commenced any Action alleging in writing that the Company’s information privacy or data security practices are not compliant with Information Privacy and Security Laws, or to the Knowledge of the Company, threatened any such Action or made any complaint, investigation, or inquiry alleging non-compliance with Information Privacy and Security Laws.
(iv)    No member of the Company Group (x) has or solicits any customers in the European Economic Area, or (y) processes, transmits, or stores any Personal Data of any Persons that reside in the European Economic Area.
(v)    Each member of the Company Group takes commercially reasonable steps to limit access to Personal Data to: (x) those Company Group personnel and third-party vendors providing services to or on behalf of the Company Group who are authorized based on principles of least privilege and (y) such other Persons permitted to access such Personal Data in accordance with the privacy policies and terms of use, all Information Privacy and Security Laws, and all Contracts to which such member of the Company Group is bound.
(vi)    The Company’s information security program is comprised of administrative, technical and physical safeguards compliant in all respects with all Information Privacy and Security Laws (collectively, the “Security Program”). The Security Program employs commercially reasonable measures designed to: (v) protect the integrity and confidentiality of Personal Data; (w) protect against reasonably anticipated threats or hazards to the security of Personal Data; (x) protect against the unauthorized access, disclosure or use of Personal Data; (y) address computer and network security; and (z) provide for the secure destruction and disposal of Personal Data. The Security Program is regularly reviewed and, as needed, updated in accordance with all Information Privacy and Security Laws. With respect to third party vendors or persons with access to Personal Data, an applicable member of the Company Group has entered into contracts or written agreements with such parties requiring that such vendors or persons maintain an appropriate security program.
(vii)    Each member of the Company Group controls the access to its computer and information technology networks through the utilization of commercially reasonable measures that are designed to prevent unauthorized access to such networks. All of the Company Group’s security measures are designed to be consistent with or exceed industry standards and the requirements of applicable Laws and are designed to (x) prevent the unauthorized disclosure of confidential information (including Personal Data) of the applicable member of the Company Group, (y) prevent access without express authorization (and immediately terminate such unauthorized access) to the networks and information system of the applicable member of the Company Group and (z) facilitate the applicable member of the Company Group’s identification of the person making or attempting to make such unauthorized access.
(h)    Effect of Transactions on Company Technology Rights or Data Privacy. The Transactions (including the Mergers) shall not adversely affect any member of the Company Group’s ownership of any Company Technology or Company Intellectual Property Rights, or any member of the Company Group’s legal right and ability to continue using the Company Technology or Company Intellectual Property Rights in the operation of such member’s business on or after the Closing to the same extent as the Company Technology or Company Intellectual Property Rights are used in the operation of the business immediately prior to the Closing. The Transactions (including any transfer of Personal Data resulting from the Transactions) (i) comply with all Personal Data Obligations of the applicable member of the Company Group, and (ii) comply (and the disclosure to and transfer to Parent of such Personal Data at the Closing, and the use by Parent of such Personal Data at and after the Closing in the same manner as such Personal Data is used by the applicable member of the Company Group prior to the Closing, will comply) with all applicable Information Privacy and Security Laws (including any such Laws and regulations in the jurisdictions where the Personal Data is collected to the extent such laws are applicable to the Company Group).
(i)    Information Systems. In the last twelve (12) months there have been no failures, breakdowns, outages or unavailability of the Information Systems necessary for the operation of the Business as conducted prior to the Closing and the DR Plans were not activated other than for testing purposes. On and after the Closing, the Information Systems necessary for the operation of the Business shall be in the possession, custody or control of the Company Group, along with all tools and documentation necessary for the operation thereof, as existing immediately prior to the Closing.
(j)    Disaster Recovery. The Company has delivered or made available to Parent a true and complete copy of the DR Plans. To the Knowledge of the Company, the DR Plans are consistent with or exceed industry standards and applicable Laws. The DR Plans are designed to ensure, at a minimum, the ability of each member of the Company Group to resume operations and performance of services promptly and ensure redundancy of all data and information material to the operation of the Company Group that any member of the Company Group is required to maintain pursuant to any Contract, internal policy or applicable Law. The Company Group has conducted “tabletop” testing of the DR Plans not less frequently than annually (and in any event, upon a material change to the DR Plans) and corrected any deficiencies in the DR Plans or deficiencies in compliance with the DR Plans.
3.16    Insurance. Section 3.16 of the Disclosure Schedule sets forth a list of all policies of insurance issued to each member of the Company Group that are currently in effect and all pending claims against such insurance policies. The Company has delivered or made available to Parent complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. There are no disputes with the insurers of any such policies or any claims pending under such policies as to which the insurers have denied coverage or reserved the right to deny coverage. Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid or accrued, the Company Group is otherwise in compliance in all material respects with the terms of such policies, and the Transactions (including the Mergers) shall not result in any termination of, or otherwise adversely affect, any such policy. To the Knowledge of the Company, no member of the Company Group has failed to give proper notice of any claim under any such policy in a valid and timely fashion. No member of the Company Group has received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the Agreement Date or at any time since the Reference Date.

3.17    Related Party/Affiliate Transactions. There are no Liabilities of any member of the Company Group to any Related Party other than ordinary course Employee- and director-related compensation and reimbursement Liabilities. No Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by any member of the Company Group in the conduct of its business. The Company is not subject to any ongoing transactions pursuant to which the Company purchases any services, products or Technology from, or sells or furnishes any services, products or Technology to, any Related Party. Since the Reference Date, all transactions pursuant to which any Related Party has purchased any services, products or Technology from, or sold or furnished any services, products or technology to, any member of the Company Group have been on an arm’s-length basis on terms no less favorable to the applicable member than would be available from an unaffiliated party.
3.18    Suppliers. Section 3.18 of the Disclosure Schedule sets forth true and complete lists of the top ten suppliers of the Company Group (measured in terms of total expenses) attributable to each such Person during the year ended December 31, 2019 (each Person identified on at least one of such lists, a “Top Supplier”), showing the total purchases by each member of the Company Group from each such Top Supplier during such period. Since the Balance Sheet Date, no Top Supplier has (x) ceased or materially reduced its sales or provision of services to any member of the Company Group or changed the pricing or other terms of the business it does with any member of the Company Group, or (y) to the Knowledge of the Company, threatened to cease or materially reduce such sales or provision of services, other than in the Ordinary Course of Business. No Top Supplier has pending or, to the Company’s Knowledge, has any reasonable basis to threaten, any Action against any member of the Company Group.
3.19    Certain Business Practices. Since the Reference Date, neither the Company Group nor any Employee or, to the Company’s Knowledge, any agent, acting on behalf of the Company Group, has (i) used any Company Group funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment of a type similar to those described above in this Section 3.19.
3.20    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or any prior actual or potential merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of any member of the Company Group or any of its respective Affiliates. Notwithstanding anything in this Agreement to the contrary, there are no fees or expenses related to the Transactions payable by any member of the Company Group to any third party other than the Company Transaction and Bonus Expenses.

3.21    Disclaimer of Other Warranties. Except for the representations and warranties contained in this ARTICLE III (including the Disclosure Schedule), neither the Company nor any other Person on behalf of the Company has made, or shall be deemed to have made, any other express or implied representation or warranty, whether written or oral, with respect to any member of the Company Group or with respect to any other information provided or made available to Parent, Merger Sub A and Merger Sub B or any of their respective Representatives, and the Company hereby disclaims any other representations or warranties, whether made by the Company Group (or any member thereof) or any of their respective Affiliates, officers, directors, employees, agents, stockholders or representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB A AND MERGER SUB B
Parent, Merger Sub A and Merger Sub B represent and warrant to the Company as of the Agreement Date and as of the Closing Date as follows:
4.1    Organization. Each of Parent and Merger Sub A is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub B is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Since the date of its incorporation or formation, as applicable, neither Merger Sub A nor Merger Sub B (i) has held, nor does it hold, any material assets or material liabilities nor (ii) has been engaged in any activities other than in connection with or as contemplated by this Agreement. Since the date of its formation, Merger Sub B has been classified for all U.S. federal and applicable state and local tax purposes as an entity that is disregarded as an entity separate from Parent (within the meaning of Treasury Regulations Section 301.7701-3).
4.2    Authority; Non-Contravention.
(a)    Each of Parent, Merger Sub A and Merger Sub B has all requisite corporate power and corporate authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution, delivery and performance by each of Parent, Merger Sub A and Merger Sub B of the Transaction Agreements to which it is a party and the consummation by Parent, Merger Sub A and Merger Sub B of this Agreement and the Transactions (including the Mergers) have been duly authorized and approved by Parent’s, Merger Sub A’s and Merger Sub B’s respective board of directors or board of managers, as applicable, and no other corporate action on the part of Parent, Merger Sub A or Merger Sub B is necessary to authorize the execution, delivery and performance by each of Parent, Merger Sub A and Merger Sub B of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Mergers). This Agreement has been and, when executed and delivered, the other Transaction Agreements to which each of Parent, Merger Sub A and Merger Sub B is a party shall be, duly executed and delivered by Parent, Merger Sub A and Merger Sub B.

Assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which each of Parent, Merger Sub A and Merger Sub B is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Parent, Merger Sub A and Merger Sub B, enforceable against Parent, Merger Sub A and Merger Sub B in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    Neither the execution and delivery of this Agreement, the Transaction Agreements to which each of Parent, Merger Sub A and Merger Sub B is a party, nor the consummation by Parent, Merger Sub A and Merger Sub B of the Transactions (including the Mergers), nor compliance by Parent, Merger Sub A and Merger Sub B with any of the terms or provisions thereof, shall (i) violate or conflict with or result in any default under (with or without notice or lapse of time, or both) any provision of the Charter Documents of Parent, Merger Sub A and Merger Sub B or (ii) assuming that the consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law applicable to Parent, Merger Sub A or Merger Sub B or any of their respective properties or assets, or (y) constitute a default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation modification or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub A and Merger Sub B under, any of the terms, conditions or provisions of any material Contract to which Parent, Merger Sub A and Merger Sub B is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not result in a Parent Material Adverse Effect.
4.3    Governmental Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements by Parent, Merger Sub A and Merger Sub B or the consummation by Parent, Merger Sub A and Merger Sub B of the transactions contemplated hereby, except for (i) a filing with the New York Stock Exchange in respect of the shares of Parent Common Stock issuable pursuant to this Agreement, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, as applicable, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.
4.4    SEC Documents.
(a)    Parent has filed or furnished all reports, schedules, forms, proxy statements, prospectuses, registration statements and other documents required to be filed or furnished by it with the SEC since January 1, 2018, and Parent has made available to the Company (including through the SEC’s EDGAR database) true, correct and complete copies of all such documents (collectively, “Parent’s SEC Documents”). As of their respective dates (or, if amended or supplemented, as of the date of the most recent amendment or supplement), each of Parent’s SEC

Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder, and none of Parent’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Parent’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).
4.5    Shares of Common Stock. The shares of Parent Common Stock to be issued and delivered to the Consenting Holders that are Accredited Investors in accordance with this Agreement, when so issued and delivered, will be (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive, subscription or similar rights, and (ii) based in part upon the statements of such Consenting Holders in the Written Consent and Joinder Agreements or Support Agreements, as applicable, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.
4.6    Availability of Funds. On the Closing Date and through the Second Indemnification Hold-Back Payment Date (or such later date as all disputes are resolved if Parent exercises its Offset Right), Parent will have sufficient cash or other sources of immediately available funds to enable Parent to consummate on a timely basis the Transactions (including the Mergers) including the payment of all of its cash obligation due under this Agreement. Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.
4.7    No Reliance. Parent, Merger Sub A and Merger Sub B acknowledge and agree that (except for the representations and warranties contained in ARTICLE III including the Disclosure Schedule), neither the Company nor any other Person on behalf of the Company makes, and neither Parent, Merger Sub A nor Merger Sub B has relied upon, any other express or implied representation or warranty, whether written or oral, with respect to the Company Group or with respect to any other information provided or made available to Parent, Merger Sub A or Merger Sub B or any of their respective Representatives, and that the Company hereby disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents, stockholders or representatives.

ARTICLE V

CERTAIN AGREEMENTS OF THE PARTIES
5.1    Conduct of the Business. Except as expressly permitted by this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the Agreement Date until the Closing or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), the Company Group shall (i) conduct its business in the Ordinary Course of Business and in compliance with all applicable Laws, (ii) use commercially reasonable efforts to maintain and preserve intact its present business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with Employees, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with any member of the Company Group) and retain the services of its present officers, directors and Employees (other than any termination for cause) and (iii) make no changes to or otherwise allow to lapse the insurance policies described in Section 3.16. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), as set forth in Section 5.1 of the Disclosure Schedule or as required by applicable Law, until the Closing, no member of the Company Group shall:
(a)    issue, sell, grant, dispose of, amend any term of, grant registration rights with respect to, pledge or otherwise encumber any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests; provided, however, that the Company may issue shares of Company Stock upon the exercise of Company Options that are outstanding on the Agreement Date and upon conversion of the Company Notes, in each case in accordance with the terms thereof;
(b)    other than as contemplated by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Option Plan or any agreement evidencing any outstanding stock option, warrant or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;
(c)    redeem, purchase or otherwise acquire or cancel any of its outstanding shares of capital stock or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock or equity interests;
(d)    declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests or make any payments to the Holders in their capacity as stockholders of the Company;

(e)    split, combine, subdivide, reclassify or take any similar action with respect to any shares of the Company’s capital stock;
(f)    form any Subsidiary;
(g)    incur, guarantee, issue, sell, repurchase, prepay or assume any (i) Company Debt, or issue or sell any options, warrants, calls or other rights to acquire any debt securities of any member of the Company Group; (ii) obligations of any member of the Company Group issued or assumed as the deferred purchase price of property; (iii) conditional sale obligations of any member of the Company Group; (iv) obligations of any member of the Company Group under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (v) obligations of any member of the Company Group for the reimbursement of any obligor on any letter of credit; or (vi) obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which any member of the Company Group is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;
(h)    sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets other than the granting of non-exclusive licenses to customers in the Ordinary Course of Business;
(i)    make any capital expenditures in excess of $50,000 in the aggregate;
(j)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the Ordinary Course of Business;
(k)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person (other than travel and similar advances to its Employees in the Ordinary Course of Business in an aggregate amount at any one time of not more than $2,500);
(l)    with respect to Contracts, (i) enter into, adopt, terminate, modify, renew or amend (including by accelerating material rights or benefits under) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the Agreement Date) other than in the Ordinary Course of Business, (ii) enter into or extend the term or scope of any Contract that purports to restrict any member of the Company Group, or any current or future Subsidiary of any member of the Company Group, from engaging in any line of business or in any geographic area, (iii) enter into any Contract that could be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (iv) release any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement;

(m)    (i) hire or terminate any employees, except for the termination of any employee for legitimate business purposes, (ii) increase the annual level of compensation payable or to become payable by any member of the Company Group to any of its directors or Current Employees, (iii) grant any bonus, benefit or other direct or indirect compensation to any director, Current Employee or Current Consultant other than in the Ordinary Course of Business, except as required by the terms of this Agreement, (iv) increase the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by the terms of this Agreement, applicable Law or by the terms of any Company Plan, (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which any member of the Company Group is a party (or amend any such agreement in any respect) or enter into any agreement involving a Current Employee or Current Consultant, except, in each case, as required by the terms of this Agreement, applicable Law from time to time in effect or by the terms of any Company Plan or (vi) enter into any transactions pursuant to which any Related Party purchases any services, products or technology from, or sells or furnishes any services, products or technology to, any member of the Company Group;
(n)    make, change or revoke any election concerning Taxes or Tax Returns that would be inconsistent with past practice, file any amended Tax Return other than consistent with past practice, enter into any closing agreement or Contract with any Taxing Authority with respect to Taxes, settle any Tax claim or assessment (other than by paying Taxes in the Ordinary Course of Business), surrender any right to claim a refund of Taxes, request any Tax ruling or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes (other than an extension automatically granted);
(o)    make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except as required by applicable Law;
(p)    amend the Company Charter Documents;
(q)    adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of the Transaction Agreements;
(r)    pay, repurchase, prepay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 in any one instance or $25,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Balance Sheet or Interim Balance Sheet;
(s)    initiate, settle, agree to settle, waive or compromise any Action;
(t)    accelerate, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;
(u)    accelerate or defer the construction of any premises;

(v)    accelerate or defer the purchase of fixtures, equipment, leasehold improvements or other capital expenditures;
(w)    grant or agree to grant any license to any of the Company Group’s Intellectual Property Rights other than in the Ordinary Course of Business;
(x)    hire, appoint or, except as required by the terms of this Agreement, terminate any director or officer of any member of the Company Group (other than a termination for cause);
(y)    enter into any lease (either as lessor or lessee) or other form of use or occupancy agreement for the use or occupancy of any real property or amend, in any respect, or terminate any of the Real Property Leases; or
(z)    obligate any member of the Company Group to take any of the foregoing actions.
Nothing contained in this Agreement shall give Parent, Merger Sub A or Merger Sub B, directly or indirectly, rights to control any operations of any member of the Company Group prior to the Closing.
5.2    Stockholder and Other Holder Approvals. As promptly as practicable after the execution of this Agreement, the Company shall, in accordance with its Charter Documents and applicable Law, provide to the Holders an Information Statement and other appropriate documents in connection with the obtaining of written consents of the Holders in favor of the adoption of this Agreement and the approval of the Transactions (including the Mergers). The Information Statement shall include the unanimous recommendation of the board of directors of the Company (subject to any recusal by a director for actual or potential conflicts of interest) in favor of the adoption of this Agreement and the approval of the Transactions (including the Mergers). Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Holders in connection with this Agreement and the Transactions shall be subject to prior review and reasonable approval by Parent. The Company shall use its commercially reasonable efforts to obtain (i) Written Consent and Joinder Agreements from all Holders (other than Holders that have signed Support Agreements) and (ii) approval by the Requisite Stockholder Approval of the adoption of this Agreement as well as the consummation of the Transactions (including the Mergers).
5.3    Commercially Reasonable Efforts.
(a)    Actions Required to Consummate Transactions. Subject to the terms and conditions of this Agreement, from the Agreement Date until the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), each of the Parties (other than the Holders’ Representative) shall use (and shall cause its Affiliates to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Mergers), in each case, as expeditiously as practicable, and (ii) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (including the Mergers).
(b)    Governmental Authorities. Each of the Parties, and in the case of the Holders’ Representative, after Closing, shall use its commercially reasonable efforts to (i) cooperate with each other in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including the Mergers), including any proceeding initiated by a private party and (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.3(b), each of the Parties, and in the case of the Holders’ Representative, after Closing, shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions (including the Mergers).
5.4    Public Announcements. Unless otherwise required by (i) applicable Law, (ii) stock exchange requirements, or (iii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder or any dispute resolution proceeding hereunder, no Party to this Agreement other than Parent shall at any time make any public announcement or disclosure in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed); provided, that, in each case, any Party to this Agreement shall be permitted to disclose the terms of this Agreement (including the Base Purchase Price or the Final Purchase Price) to its Affiliates and its and their respective managers, partners, stockholders, equityholders, attorneys, accountants, tax advisors, financial advisors, consultants, agents, employees, potential financing sources or investors or other representatives (so long as such Person is obligated and directed to maintain the confidentiality of such information).
5.5    Access to Information. Subject to (i) the requirements of applicable Law, (ii) any of the Company Group’s obligations to third parties with respect to confidentiality agreements and (iii) attorney-client privilege or attorney work product immunity, the Company shall afford to Parent and Parent’s Representatives, from time to time prior to the earlier of (a) the Closing or (b) the termination of the Agreement pursuant to Article VII, access during normal business hours upon reasonable advance notice to (1) all of the Company Group’s Premises, books, reports, Contracts, assets, filings with and applications to Governmental Authorities, records and correspondence (in each case, whether in physical or electronic form) and (2) to the Representatives of the Company Group as Parent may reasonably request and the Company shall furnish promptly to Parent all information and documents concerning the Company Group’s business, financial condition and operations, properties and personnel, each related to the consummation of the Transactions or the ownership or operation of the Company Group’s business, as Parent may reasonably request.
5.6    Confidentiality. Holders’ Representative, on behalf of the Holders, acknowledges that the success of the Company Group after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Parent would be unwilling to enter into this Agreement in the absence of this Section 5.6. Accordingly, Holders’ Representative, on behalf of the Holders, shall, and shall use its commercially reasonable efforts to cause its Affiliates and its Representatives to, keep confidential all confidential documents and information involving or relating to the Company Group or its business (the “Confidential Information”), unless (i) compelled to disclose such Confidential Information by Law so long as, to the extent permitted by Law, reasonable prior notice of such disclosure is given to Parent and the Company and a reasonable opportunity is afforded Parent and the Company to contest the same or (ii) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; provided, that, in each case, any Party to this Agreement shall be permitted to disclose the terms of this Agreement (including the Base Purchase Price or the Final Purchase Price) to its Affiliates and its and their respective managers, partners, stockholders, equityholders, attorneys, accountants, tax advisors, financial advisors, consultants, agents, employees, potential financing sources or investors or other representatives, and, in the case of the Holders’ Representative, to the Holders, (so long as such Person is obligated and directed to maintain the confidentiality of such information). “Confidential Information” does not include any document or information which is as of the Closing Date or becomes following the Closing Date generally available to the public other than as a result of a disclosure in violation of this Section 5.6 by the receiving party or its Representatives. The provisions of this Section 5.6 shall survive the Closing Date for three (3) years following the Closing.
5.7    Notification of Certain Matters. The Company shall provide prompt written notice to Parent upon becoming aware (i) of the occurrence or nonoccurrence of any event (including any event occurring prior to the Agreement Date) that will cause, or is likely to cause, any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) of any failure by the Company to comply with or satisfy in any material respect any of its covenants, conditions or agreements hereunder, (iii) of the occurrence or nonoccurrence of any event that would reasonably be expected to cause any condition precedent to any obligation of Parent to consummate the Transactions (including the Mergers) not to be satisfied at or prior to the Closing Date, (iv) of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions (including the Mergers), to the extent such consent is not already contemplated by this Agreement or the Disclosure Schedule, (v) of any written notice or other communication from any Governmental Authority in connection with the Transactions (including the Mergers), (vi) of the commencement or threat of commencement of any Action regarding the Transactions (including the Mergers) or otherwise relating to the Company Group or its business, or (vii) of any other material development materially and adversely affecting the assets, Liabilities, business, financial condition or operations of the Company Group; provided, however, that neither the delivery of any notice pursuant to this Section 5.7 nor obtaining any information or knowledge in any investigation pursuant to Section 5.5 or otherwise shall (x) cure any breach of, or non-compliance with, any representation or warranty requiring disclosure of such matter, or any breach of any other provision of this Agreement, (y) amend or supplement any scheduled disclosure made by the Company in ARTICLE III or (z) limit the remedies available to the Party receiving, or entitled to receive, such notice.

5.8    Tax Matters.
(a)    Company Prepared Tax Returns. The Company Group shall, at the Company Group’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Group for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date (taking into account any extensions automatically granted) and shall pay, or cause to be paid, all Taxes shown as due on such Tax Returns. All Tax Returns referred to in the first sentence of this Section 5.8(a) shall be prepared in accordance with the past practices of the Company Group unless otherwise required by applicable Law. The Company shall provide the Parent a copy of any such Tax Return that are income Tax Returns at least fifteen (15) days prior the due date for the filing of such Tax Return and any other material Tax Return as promptly as such Tax Return is available to the Company. The Company shall consider in good faith all reasonable written comments of the Parent with respect to such Tax Returns received in a timely manner before the due date for the filing of such Tax Return.
(b)    Parent Prepared Tax Returns. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company Group with respect to Pre-Closing Tax Periods and Straddle Tax Periods that are due to be filed after the Closing Date. All Tax Returns referred to in the first sentence of this Section 5.8(b) shall be prepared in accordance with the past practices of the Company Group unless otherwise required by applicable Law. Parent shall provide the Holders’ Representative a copy of any such Tax Return that is an income Tax Return at least fifteen (15) days prior the due date for the filing of such Tax Return and any other material Tax Return as promptly as such Tax Return is available to the Company or Parent. Parent shall consider in good faith all reasonable written comments of the Holders’ Representative with respect to Taxes for which the Holders is liable pursuant to this Agreement and which are received in a timely manner before the due date for the filing of such Tax Return.
(c)    Tax Contests.
(i)    After the Closing, each of Parent, on the one hand, and Holders’ Representative, on the other hand, shall promptly notify the other Party in writing upon receipt from a Taxing Authority of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes (a “Tax Claim”) with respect to the Company Group for a Pre-Closing Tax Period or any Losses for which such other Party (or any of its Affiliates) could be liable pursuant to this Agreement; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.
(ii)    The Holders may elect, through the Holders’ Representative, at the Holders’ cost and expense, to control all administrative and judicial proceedings relating to any Tax Claim with respect to a Pre-Closing Tax Period other than a Straddle Tax Period and may select counsel for the conduct of such proceedings. The Holders’ Representative shall keep Parent informed of all material developments regarding such Tax Claim and shall not settle such Tax Claim without the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent and its counsel (at Parent’s expense) may participate in (but not control the conduct of) the defense of such Tax Claim.

(iii)    Parent shall control all administrative and judicial proceedings relating to any Tax Claim with respect to a Pre-Closing Tax Period that the Holders do not elect to control pursuant to Section 5.8(c)(ii) or with respect to any Straddle Tax Period. Parent shall keep Holders’ Representative informed of all material developments regarding such Tax Claim. Holders’ Representative and its counsel (at the Holders’ expense) may participate in (but not control the conduct of) the defense of such Tax Claim. Parent shall not settle such Tax Claim without the written consent of Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(iv)    Any dispute, controversy or claim between Parent and Holders’ Representative with respect to the defense of any Tax Claim, as described in this Section 5.8(c), shall be resolved pursuant to Section 5.8(i).
(v)    In the event of any conflict between the provisions of this Section 5.8(c), and the provisions of Section 8.4(a), the provisions of this Section 5.8(c), shall control.
(d)    Certification. Parent and Holders’ Representative agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated Transactions).
(e)    Tax Sharing Agreements. The Company Group shall terminate all Tax Sharing Agreements with respect to the Company Group as of the Closing Date and shall ensure that such agreements are of no further force or effect on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any member of the Company Group under any such agreements.
(f)    Cooperation. Following the Closing Date, Parent and Holders’ Representative shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company Group that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company Group; (iii) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents in its possession relating to Taxes relating to the Company Group (at the cost and expense of the requesting Party, and in the case of the Holders’ Representative, on behalf of the Holders); (iv) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company Group for taxable periods for which any such other Party is responsible; and (v) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods (or portion thereof) for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 5.8(f) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(g)    Amended Tax Returns. Parent shall not, and shall cause each member of the Company Group and any Affiliate of Parent not to, file any amended Tax Return in respect of any Pre-Closing Tax Period or Straddle Tax Period without the prior written consent of the Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required with respect to any amended Tax Return that is required to be filed by applicable Tax Law; provided, further, that, prior to the filing thereof, Parent shall notify the Holders’ Representative of the filing of any such amended Tax Return that is required to be filed by applicable Tax Law. Section 5.8(b) shall apply to the preparing and filing of any such amended Tax Return.
(h)    Transfer Taxes. The Holders shall be solely liable for any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of or in connection with the Transactions (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes.
(i)    Dispute Resolution for Taxes. With respect to any dispute, controversy or claim relating to Taxes between Parent and the Holders (for any Tax for which an indemnity claim may exist under this Agreement), Parent and the Holders shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of thirty (30) days from the date written notice of such dispute, controversy or claim is received by Parent or Holders’ Representative, as the case may be. If the Parties are unable to resolve such dispute, controversy or claim, the Parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the Parties, to a mutually agreed upon national tax and accounting firm or law firm of national reputation with respect to the Tax matter at issue that is independent with respect to each Party. The fees and expenses of such mutually agreed upon firm shall be equally shared by Parent and the Holders.
(j)    Refunds. The Holders shall be entitled to all refunds of Taxes of the Company Group in respect of any Pre-Closing Tax Period which are received by Parent (or its affiliates) after Closing (including any such refunds used to offset any liability for Taxes for any taxable period, including any Straddle Tax Period). Parent shall promptly pay to the Exchange Agent (for further distributions to the Holders) any amount of such refund of Taxes received by the Parent or any of its Affiliates (including the Company Group) after the Closing, including any refunds used to offset any liability for Taxes for any taxable period, including any Straddle Tax Period, other than a Pre-Closing Tax Period by way of credit, net of any reasonable costs and expenses incurred in connection with obtaining such refund.
(k)    Plan of Reorganization; Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub

A, Merger Sub B and the Company each intend that the Mergers, considered together as a single integrated transaction for U.S. federal income Tax purposes, shall be treated for U.S. federal and applicable state and local tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, in accordance with Revenue Ruling 2001-46, 2001-2 C.B. 321. Each of the Parties agrees not to take any Tax reporting position and file any Tax Return in a manner that is inconsistent with the Intended Tax Treatment, unless required otherwise by applicable Law, and to promptly notify the respective other Party if it has determined that under applicable Law to take a Tax reporting position or file a Tax Return in a manner that is inconsistent with the Intended Tax Treatment. As of the Closing, neither the Parent nor any of Affiliates (including the Company Group after the Closing) has taken, nor has any plan to take, any action, and there is no agreement, plan or other circumstance within the control of Parent or any of its Affiliates that would prevent the Mergers from being treated in accordance with the Intended Tax Treatment.
5.9    Employment Related Agreements. As promptly as practicable after the Agreement Date, the Company shall use commercially reasonable efforts to cause each Current Employee identified on Exhibit E hereto (the “Continuing Employees”) to execute and deliver to Parent an offer letter and, to the extent indicated on Exhibit E hereto, a non-competition agreement, in each case substantially in the form(s) attached hereto as Exhibit F, which agreements shall become binding and effective as of the Closing Date (collectively, the “Employment Documents”).
5.10    Employee Matters and Company Plans.
(a)    Continuing Employees. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to give rise to any obligation by Parent to retain any Current Employee, any group of Current Employees of the Company Group or any Company Plan following the Closing Date. Continuing Employees who become eligible to participate in any welfare benefit plan or pension plan (intended to qualify under Section 401(a) of the Code) of Parent (each a “Parent Plan”) shall receive credit for purposes of eligibility and vesting for years of service with the Company Group prior to the Closing to the extent that such service was recognized under the corresponding Company Plan prior to the Closing; provided that such service shall not be recognized if and to the extent that it would result in the duplication of benefits or is not possible or practical under a Parent Plan. For clarity, service credit shall not be given for benefit accrual, early retirement subsidies or entitlement purposes under any Parent Plan and shall not be given for any purpose under any Parent plans or programs other than welfare benefit plans or pension plans, including any equity plans, but excluding any severance programs, personal time off plans and vacation programs.
(b)    Company Plans. The Company Group shall take all reasonable actions that may be necessary or appropriate to cause the Company Plans set forth in Section 5.10(b) of the Disclosure Schedule to terminate effective immediately prior to Closing (one (1) day prior to Closing in case of any Company Plan intended to qualify under Section 401(a) of the Code). Any such termination shall be undertaken (i) in accordance with the governing documents and Contracts for the Company Plans (including through plan amendment) and (ii) in conformance with applicable Laws.

(c)    No Limitation. This Section 5.10 is not intended to amend any benefit plans or arrangements of Parent or any of its Subsidiaries, to limit the ability of Parent or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person (including any Current Employee or any beneficiary or dependent thereof).
5.11    No Negotiations, Etc. Each member of the Company Group shall not, shall cause its Representatives not to, and shall advise the Holders and their respective Representatives (other than the Holders’ Representative) not to, directly or indirectly solicit, initiate, or enter into any discussions or negotiations or continue in any way any discussions or negotiations with any Person or group of Persons regarding any Competing Transaction. The Company shall promptly, but not later than forty-eight (48) hours, following the occurrence of the relevant event notify Parent in writing if any inquiries, proposals or requests for information concerning a Competing Transaction are received by any member of the Company Group, the Holders or any of their respective Representatives (other than the Holders’ Representative). The written notice shall include the identity of the Person making such inquiry, proposal or request and a summary of the material terms and conditions thereof. For purposes of this Agreement, “Competing Transaction” means a transaction or a series of related transactions (other than the Transactions) involving (i) any sale of stock or other equity interests in any member of the Company Group, (ii) a merger, consolidation, share exchange, business combination, or other similar transaction involving any member of the Company Group, (iii) any sale, lease, exchange, license (other than in the Ordinary Course of Business), mortgage, pledge, transfer, or other disposition of the assets of any member of the Company Group (other than disposition of inventory in the Ordinary Course of Business), or (iv) any other transaction or series of transactions which would reasonably be expected to preclude the consummation of the Transactions.
5.12    Termination of the Company Option Plan . The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of the Closing, the Company Option Plan (as well as all Company Options).
5.13    Registration of Shares. Parent agrees to register for public resale the Stock Consideration Shares on a Form S‑3ASR (assuming Parent remains eligible for the use of such form, otherwise on a Form S-3) pursuant to the registration rights agreement substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”). Notwithstanding anything herein to the contrary, following registration of the Stock Consideration Shares, each Consenting Holder that is an Accredited Investor, by virtue of approving the Mergers and the execution of a Written Consent and Joinder Agreement or Support Agreement, as applicable, shall agree not to sell any shares of Parent Common Stock issued to such Consenting Holder as a result of the Transactions, if the sale of such shares would, when combined with the sale of any other shares of Parent Common Stock by such Consenting Holder on any one (1)-day period, exceed five percent (5%) of the average daily trading volume of Parent Common Stock on the New York Stock Exchange over the five (5) trading days preceding such date of sale; provided, however, that if the aggregate number of Stock Consideration Shares represents less than fifty percent (50%) of the average daily trading volume of Parent Common Stock on the New York Stock Exchange over the five (5) trading days preceding the Closing, such resale volume limitations shall not apply. Any waiver or release of the restrictions in this Section 5.13 granted to a particular Consenting Holder will be made available to all other Consenting Holders on a proportional basis.

5.14    Officer and Director Indemnity and Insurance. If the Merger is consummated, for six years following the Closing, Parent shall cause the Surviving Corporation to fulfill and honor the obligations of the Company to its current and former officers and directors determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification agreement with the Company (each, a “D&O Indemnification Agreement”) and pursuant to the Certificate of Incorporation or Bylaws (the “Indemnity Provisions”), in each case, in effect as of the Agreement Date, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time. Prior to the Closing Date, the Company intends to obtain a prepaid extended reporting period or tail policy insuring the Company Indemnified Parties under the current (or a comparable) program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Closing Date and ending six years thereafter and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Agreement Date (the “D&O Tail Insurance”). Parent agrees that if the Company purchases such policy, it shall cause the Surviving Corporation to use commercially reasonable efforts to maintain in full force and effect such D&O Tail Insurance. This Section 5.14 (i) shall survive the consummation of the Mergers, (ii) is intended to benefit each Company Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Persons may have against Parent or the Surviving Corporation first arising after the earlier of the Closing Date and the termination of this Agreement by contract or otherwise, (iv) shall be binding on all successors and assigns of Parent and the Surviving Corporation, as applicable, and (v) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 5.14 without the written consent of such affected Company Indemnified Party.

ARTICLE VI

CONDITIONS TO CLOSING
6.1    Conditions to Obligations of Parent, Merger Sub A and Merger Sub B. The obligations of Parent, Merger Sub A and Merger Sub B to effect the Transactions (including the Mergers) are subject to the satisfaction (or full or partial waiver by Parent) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of the Company contained in ARTICLE III that is qualified by “materiality,” “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date.

(b)    Performance of Obligations of Company. The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    No Litigation. No Action shall have been instituted, commenced or threatened and no Action shall remain pending that seeks to or would reasonably be expected to (i) restrain, prevent, enjoin, prohibit or make illegal the Transactions, (ii) cause any of the Transactions to be rescinded following the Closing Date, (iii) impose material limitations on the ability of the Surviving Company to conduct its business following the Closing Date or (iv) compel Parent or the Company to dispose of any portion of the Company’s business or assets.
(d)    No Material Adverse Effect. Since the Agreement Date, no Company Material Adverse Effect shall have occurred.
(e)    No Injunctions or Restraints. No Order shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Transactions, (ii) causing any of the Transactions to be rescinded following the Closing Date, (iii) imposing limitations on the ability of the Company Group to effectively conduct its business following the Closing Date or (iv) compelling Parent or any member of the Company Group to dispose of any portion of the Company Group’s business or assets.
(f)    Governmental Consents. All filings with and consents of any Governmental Authority required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.
(g)    Delivery of Closing Certificates. Parent shall have received:
(i)    Closing Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions precedent set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e) and Section 6.1(f) have been met;
(ii)    Allocation Schedule Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the Allocation Schedule is true and correct in all respects;
(iii)    Good Standing Certificates. Certificates of good standing with respect to the Company issued by the Company’s jurisdiction of organization and the jurisdiction of the Company’s principal place of business, dated not more than ten (10) Business Days prior to the Closing Date;
(iv)    FIRPTA Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company conforming to the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3);

(v)    Certificate of Reverse Merger. The Certificate of Reverse Merger duly executed by the Company; and
(vi)    Employment Documentation. The Employment Documents described in Section 5.9 shall have been executed and delivered to Parent at or prior to Closing and no such Employment Document shall have been amended, terminated, cancelled or repudiated.
(h)    Resignation of Officers and Directors. Parent shall have received resignations, in form and substance reasonably satisfactory to Parent, effective as of the Closing, from each officer and director of the Company Group, other than those continuing officers and directors specified to the Company by Parent in writing at least two (2) Business Days prior to the Closing Date.
(i)    Release of Liens. Parent shall have received payoff letters, in form and substance reasonably satisfactory to Parent, from each lender to the Company Group evidencing the aggregate amount of Company Debt outstanding and owing to such lender as of the Closing Date and an agreement that, if such aggregate amount is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all related Liens shall be released forthwith. In addition, Parent shall have received evidence, in a form satisfactory to Parent, that any outstanding Liens of the Company Group (other than Permitted Liens), any related UCC filings (other than those related to Permitted Liens) and any related filings with the USPTO Assignment Division have been terminated.
(j)    Transaction Expenses. Parent shall have received written statements from the Company Group’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company Group (other than Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from any member of the Company Group, in connection with services provided with respect to this Agreement or any of the Transactions, setting forth the total amount of Unpaid Transaction Expenses owed to such Person.
(k)    Third Party Consents and Notices. The Company shall have delivered to Parent copies of consents or notices, as applicable, provided by or to the third Persons specified or referenced in Exhibit H attached hereto with respect to the consummation of the Transactions contemplated by this Agreement in a form that is reasonably acceptable to Parent.
(l)    280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Company shall have submitted such parachute payments to the Company Stockholders for approval and the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in accordance with applicable Law.

(m)    Exchange Agreement. The Exchange Agreement shall have been executed and delivered by the Exchange Agent to Parent at or prior to the Effective Time and shall not have been amended, terminated, cancelled or repudiated.
(n)    Stockholder Approval; Written Consent and Joinder Agreements. The adoption of this Agreement as well as the consummation of the Transactions (including the Mergers) shall have been duly approved by the Requisite Stockholder Approval, and the Company shall have delivered to Parent Written Consent and Joinder Agreements (or Support Agreements) duly executed by the Holders of at least 90% of the Company Stock (including any Company Stock issuable as result of the Note Conversion).
(o)    No Company Options or Plans. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of (i) the Company Option Plan, (ii) all outstanding Company Options and (iii) all Company Plans.
(p)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by each Consenting Holder that is an Accredited Investor to Parent.
(q)    Genelex Agreements. That certain Strategic Agreement Including Software License Agreement dated April 5, 2019 between the Company and Genelex shall have been amended (i) to terminate the exclusivity restrictions therein binding on the Company, (ii) to terminate any obligation of Genelex to pay the Company any portion of the consideration paid to or in respect of Genelex in the event of an acquisition, and otherwise (iii) in such form and substance as shall be reasonably satisfactory to Parent.
6.2    Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions is subject to the satisfaction (or waiver, if permissible under applicable Law) prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent, Merger Sub A and Merger Sub B contained in ARTICLE IV that is qualified by “materiality,” “Parent Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date.
(b)    Performance of Obligations of Parent, Merger Sub A and Merger Sub B. Parent, Merger Sub A and Merger Sub B shall have performed in all material respects all covenants, agreements and obligations required to be performed by Parent, Merger Sub A and Merger Sub B, as applicable, under this Agreement prior to the Closing.
(c)    Delivery of Closing Certificate. The Company shall have received a certificate dated as of the Closing Date signed by the Chief Executive Officer, the Chief Financial

Officer or the General Counsel of Parent and the certifying that the conditions precedent set forth in Section 6.2(a) and Section 6.2(b) have been met.
(d)    Governmental Consents. All filings with and consents of any Governmental Authority required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.
(e)    No Injunctions or Restraints. No Order shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Transactions, (ii) causing any of the Transactions to be rescinded following the Closing Date, (iii) imposing limitations on the ability of Parent to effectively conduct its business following the Closing Date or (iv) compelling Parent or the Company Group to dispose of any portion of the Company Group’s business or assets.
(f)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Parent to each Consenting Holder that is an Accredited Investor which is a party thereto.
(a)    No Material Adverse Effect.  Since the Agreement Date, no Parent Material Adverse Effect shall have occurred.
ARTICLE VII

TERMINATION
7.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    By the mutual written consent of the Company and Parent;
(b)    By either the Company or Parent, upon written notice to the other Party, if the Transactions shall not have been consummated on or before the date which is sixty (60) days after the Agreement Date, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Transactions to occur on or before the Outside Date;
(c)    By the Company or Parent, if any final and non-appealable Order or any Law has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Transactions;
(d)    By Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.1(a) or Section 6.1(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) ten (10) days after written notice thereof is delivered to the Company and (ii) the Outside Date; provided that this provision shall not be available to Parent if Parent is then in breach of this Agreement;
(e)    By the Company, if any of the representations or warranties of Parent, Merger Sub A or Merger Sub B set forth in ARTICLE IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent, Merger Sub A or Merger Sub B set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) ten (10) days after written notice thereof is delivered to Parent and (ii) the Outside Date; provided that this provision shall not be available to the Company if the Company is then in breach of this Agreement;
(f)    By Parent, upon written notice to the Company, if since the Agreement Date a Company Material Adverse Effect has occurred; and
(g)    By the Company, upon written notice to Parent, if since the Agreement Date a Parent Material Adverse Effect has occurred.
7.2    Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void (other than the provisions of this ARTICLE VII, Section 5.4 (Public Announcement), Section 5.6 (Confidentiality), Section 8.5(e) (Indemnification; Holders’ Representative Losses), Section 9.15 (Governing Law) and Section 9.16 (Exclusive Jurisdiction; Venue; Service of Process), all of which shall survive termination of this Agreement and remain in full force and effect), without further liability on the part of the Parties or any of their respective directors, officers or Affiliates; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any willful breach of any provision of this Agreement prior to the termination of this Agreement.
ARTICLE VIII

SURVIVAL AND INDEMNIFICATION
8.1    Survival. All representations and warranties of the Parties contained in this Agreement or any other Transaction Agreement or in any certificate or schedule delivered hereunder or thereunder shall survive the Closing until the First Indemnification Hold-Back Payment Date; provided, however, that, (i) the Fundamental Representations (other than the Company Fundamental IP Representations and the Company Fundamental Tax Representations) shall survive until the fourth anniversary of the Closing Date, (ii) the Company Fundamental IP Representations shall survive until [*], (iii) the Company Fundamental Tax Representations shall survive until the later of the sixth anniversary of the Closing Date and thirty (30) days following the expiration of the applicable statute of limitations, and (iv) all of the covenants, agreements and obligations of the Parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith that are intended to survive the Closing shall survive the Closing and continue in full force and effect until fully performed (the First Indemnification Hold-Back Payment Date or the last day of any of the periods specified in clauses (i), (ii) (iii) and (iv) of this Section 8.1, each alternatively referred to herein as the “Survival Date”). Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants underlying such claim shall continue until such claim is finally resolved pursuant to the terms of this ARTICLE VIII. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time period to be enforced as agreed by the Parties. Notwithstanding anything in this Agreement to the contrary, claims for Intentional Fraud and willful misconduct shall survive until thirty (30) days following the expiration of the applicable statute of limitations.
8.2    Indemnification.
(a)    Indemnification by Holders and Parent.
(i)    Subject to the terms, conditions and limitations of this ARTICLE VIII, (x) solely to the extent this Agreement is terminated prior to the Closing in accordance with Article VII, with respect to any Loss resulting from or arising out of the willful breach of any provision of this Agreement prior to such termination, the Company, and (y) following the Closing, each Consenting Holder, and with respect to any recoveries against the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares or the Expense Fund Amount, each Company Optionholder and each other Holder (who shall be deemed bound by references in this ARTICLE VIII to “Consenting Holders” in such regard as the context requires), severally (in accordance with its Pro Rata Portion which, with respect to any recoveries against the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares or the Expense Fund Amount, shall be calculated with reference to all Holders and Company Optionholders rather than just Consenting Holders) and not jointly, shall indemnify and hold harmless each Parent Indemnified Person from and against any Loss which such Parent Indemnified Person suffers, sustains or becomes subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by the Company in this Agreement, including in any certificate delivered by or on behalf of the Company pursuant hereto;

(B)    any breach of or failure to perform any covenant or agreement of (x) the Company provided for in this Agreement to be performed prior to the Closing or (y) the Holders’ Representative.
(C)    any inaccuracy in the Allocation Schedule;
(D)    any Intentional Fraud or willful misconduct committed by the Company, including any director, officer or Employee of the Company, under this Agreement;
(E)    any Action brought by a Holder (or any other Person claiming rights by, through or associated with a Holder) that seeks to challenge the adequacy of the consideration received by such Holder pursuant to this Agreement;
(F)    any Pre-Closing Taxes; and
(G)    [*].
(ii)    Subject to the terms, conditions and limitations of this ARTICLE VIII, Parent shall indemnify and hold harmless each Holder Indemnified Person from and against any Loss which such Holder Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in any of the representations or warranties made by Parent, Merger Sub A or Merger Sub B in this Agreement, including any certificate delivered by or on behalf of Parent pursuant hereto; and
(B)    any breach of or failure to perform any covenant or agreement of Parent, Merger Sub A or Merger Sub B provided for in this Agreement.
(b)    Limitations on Claims. Notwithstanding the foregoing:
(i)    With respect to any claim seeking recovery of any Loss under Section 8.2(a)(i)(A) above (other than with respect to any claims arising from breach of a Company Fundamental Representation or any Intentional Fraud or willful misconduct):
(A)    no Holder will have any liability for any such Loss until the aggregate amount of all such Losses exceeds an amount equal to $594,997.50 (the “Basket”) (after which the Parent Indemnified Persons shall be entitled to be indemnified only for the amount of their Losses that exceed the Basket); and
(B)    the Holders will not have any Liability for any such Loss to the extent that the aggregate amount of all such Losses for which Holders have liability exceeds the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Share Value, and the Offset Right shall be the first source of recovery for such Losses.
(ii)    No Parent Indemnified Person shall be entitled to recover any Losses under this ARTICLE VIII to the extent the amount of such Losses has actually been recovered by such Parent Indemnified Person from a Person other than another Party to this Agreement or any other Parent Indemnified Person.
(iii)    The Parent Indemnified Persons shall not be entitled to indemnification with respect to any Losses as a result of or based upon or arising from any claim or Liability to the extent such claim or Liability is taken into account in determining the amount of any adjustment to the Upfront Purchase Price in accordance with Section 2.18.
(iv)    If any Indemnifying Party makes any indemnification payment pursuant to this ARTICLE VIII or otherwise by reason of the transactions contemplated hereby under any theory of recovery, such Indemnifying Party shall be subrogated, to the extent of such payment and to the extent permitted by applicable Law, to any rights and remedies of the Indemnified Person to recoup such amounts from third parties with respect to the matters giving rise to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, however, no Holder shall be subrogated to any rights or remedies, or otherwise make any claim against any member of the Company Group or any other Parent Indemnified Person (regardless of the facts or the kind of Loss at issue), and each Consenting Holder, by virtue of adopting this Agreement and approving the Transactions (including the Mergers) and the execution of a Written Consent and Joinder Agreement or Support Agreement, as applicable, expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any member of the Company Group or any other Parent Indemnified Person with respect to any indemnification obligation or any other liability to which such Consenting Holder may become subject under or in connection with this Agreement.
(v)    Notwithstanding anything to the contrary in this Agreement (and without limiting the other limitations set forth herein), the maximum aggregate amount of all Losses for which a Consenting Holder shall be liable pursuant to this Agreement shall be the amount of the Final Purchase Price actually received by such Consenting Holder (with Stock Consideration Shares (other than the Indemnification Hold-Back Shares) deemed, for this purpose, to have a per share value equal to the Merger Consideration Share Price, and the Indemnification Hold-Back Shares valued at the Indemnification Hold-Back Shares Value); provided, however, that (1) such limit shall not apply to any Consenting Holder in the instance of any Intentional Fraud or willful misconduct of such Consenting Holder or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of any member of the Company Group and (2) with respect to any claim seeking recovery of any Loss under the Company Fundamental IP Representations, the maximum aggregate amount of all Losses for which a Consenting Holder shall be liable pursuant to this Agreement shall be [*] of the amount of the Final Purchase Price actually received by such Consenting Holder (with Stock Consideration Shares (other than the Indemnification Hold-Back Shares) deemed, for this purpose, to have a per share value equal to the Merger Consideration Share Price, and the Indemnification Hold-Back Shares valued at the Indemnification Hold-Back Shares Value).
(vi)    Notwithstanding any other provision of this Agreement, in no event will any Consenting Holder be liable for any other Consenting Holder’s breach of such other Consenting Holder’s representations, warranties, covenants, or agreements contained in any Written

Consent and Joinder Agreement, Support Agreement, Letter of Transmittal, Employment Documents or other ancillary agreement hereto to which such other Consenting Holder is a party.
(c)    Mitigation; Reduction of Losses. The Parties shall cooperate and use commercially reasonable efforts to mitigate any Losses for which an Indemnified Person is entitled to indemnification (including asserting claims under available insurance policies and third parties to the extent available); provided, however, that no Party shall be required to take any action to mitigate Losses prior to seeking indemnification hereunder. All insurance proceeds and amounts from third parties received by any Indemnified Person or any of its Affiliates in respect of any Losses shall reduce the Indemnifying Party’s obligations hereunder by the amounts received (net of (i) costs and expenses incurred by the Indemnified Person in recovering such amounts and (ii) any increase in insurance premiums under the policies from which the insurance proceeds are paid, payable by the Indemnified Person as a result of recovering such amounts). In the event that any Indemnified Person or any of its Affiliates receives any insurance proceeds with respect to any Losses subsequent to the receipt by such Indemnified Person of any indemnification payment hereunder in respect of such Losses, appropriate refunds shall be made promptly by the Indemnified Person to the Indemnifying Party of all or the relevant portion of such indemnification payment (net of any related deductibles).
(d)    Calculation of Losses. Solely for the purposes of calculating the amount of Losses pursuant to this ARTICLE VIII (and not for determining the existence of a breach of any representation or warranty), the representations and warranties of the Company in this Agreement that are qualified by “materiality” or “Company Material Adverse Effect” shall be deemed to be made without such materiality or Company Material Adverse Effect qualifiers; provided, however, that this Section 8.2(d) shall not apply to the term “Material Contract” and shall not be deemed to render references to “Company Material Adverse Effect” to mean “Adverse Effect” or “Effect.”
8.3    Offset Right.
(a)    Offset Right. Without limiting any other remedies of the Parent Indemnified Persons, from and after the Closing Date, and subject to the limitations set forth in this ARTICLE VIII, the Parent Indemnified Persons shall be entitled to recover (the “Offset Right”) against the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares (to the extent any Indemnification Hold-Back Cash Amount and Indemnification Hold-Back Shares remain at the time the Parent Indemnified Persons seek to exercise the Offset Right), the amount of any Losses as to which the Holders are obligated to indemnify and hold the Parent Indemnified Persons harmless from under Section 8.2(a).
(b)    Exercise of Offset Right. To exercise the Offset Right, Parent shall (on behalf of Parent or any other Parent Indemnified Persons at issue), prior to the Second Indemnification Hold-Back Payment Date, deliver to Holders’ Representative by the method of notice set forth in Section 9.2 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to Holders’ Representative), a certificate signed by Parent (an “Offset Certificate”): (i) stating in good faith that one or more of the Parent Indemnified Persons has suffered, sustained or become subject to Losses which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any distribution of the Indemnification Hold-Back Cash Amount and Indemnification Hold-Back Shares shall be stayed to the extent of the Stated Damages (subject to the limitations set forth in this ARTICLE VIII).
(c)    Perfection of Offset Right. After the expiration of a period of thirty (30) days following the time of delivery of an Offset Certificate to Holders’ Representative, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the Indemnification Hold-Back Shares issuable pursuant to Section 2.6(c)(i)(D) and the Indemnification Hold-Back Cash Amount payable pursuant to 2.6(c)(ii)(C), 2.6(c)(iii)(C) and 2.7(a)(C), as applicable, shall be reduced by an equal amount unless, prior to the expiration of such thirty (30) day period, Holders’ Representative objects in a written statement delivered to Parent to claims made in the Offset Certificate, setting forth in reasonable detail the objections to the claim for Stated Damages.
(d)    Objection to Offset Right. If Holders’ Representative shall timely object in writing to an exercise of the Offset Right by Parent, Holders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims within thirty (30) days after such objection. If Holders’ Representative and Parent should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties, which shall include a statement of the amount of resulting reduction in the Indemnification Hold-Back Shares issuable pursuant to Section 2.6(c)(i)(D) and the Indemnification Hold-Back Cash Amount payable pursuant to 2.6(c)(ii)(C), 2.6(c)(iii)(C) and 2.7(a)(C), as applicable.
(e)    Settlement of Offset Right. If no agreement can be reached after good faith negotiation between Holders’ Representative and Parent pursuant to Section 8.3(d), either Parent or Holders’ Representative may initiate an Action in accordance with Sections 9.15 and 9.16 to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the Parties.
(f)    Application of Offset Right.  Any reduction in the Indemnification Hold-Back Shares issuable pursuant to Section 2.6(c)(i)(D) and the Indemnification Hold-Back Cash Amount payable pursuant to Sections 2.6(c)(ii)(C), 2.6(c)(iii)(C) and 2.7(a)(C), as applicable, pursuant to the Offset Right in this Section 8.3 shall be made with equal priority among the Holders and in accordance with each Holder’s Pro Rata Portion (but taking into account any non pro rata claims made in respect of any specific Holder pursuant to Section 8.2(a)), including if applicable as agreed by the Holders’ Representative and Parent in accordance with Section 8.3(d) or as finally determined as a result of the Action brought under Section 8.3(e).
8.4    Claims for Indemnification; Resolution of Conflicts.
(a)    Third Party Claims.
(i)    In the event that any Action is instituted, or that any Third Party Claim is asserted, the Indemnified Person seeking indemnification for any related Loss (including a Parent Indemnified Person seeking indemnification for any related loss through an Offset Right) shall notify the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third Party Indemnification Claim Notice”); provided, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Indemnifying Party is actually and materially prejudiced by such delay and then only to the extent of such prejudice. Subject to the provisions of this Section 8.4(a)(i), and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with Section 8.4(a)(v), the Indemnifying Party shall be entitled at its own expense to conduct and control the defense of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person if the Indemnifying Party notifies the Indemnified Person in writing within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses in accordance with (and subject to the limitations of) this Agreement. If the Indemnifying Party does not elect within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) to defend any Third Party Claim, the Indemnified Person may defend such Third Party Claim as described below in Section 8.4(a)(v).
(ii)    If the Indemnifying Party elects to defend any Third Party Claim:
(A)    the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim;
(B)    the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and
(C)    the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party.
(iii)    In connection with this Section 8.4(a)(iii), the Parties agree to:
(A)    cooperate with each other in connection with, and keep the other party informed regarding the progress of, the defense, negotiation or settlement of any such Third Party Claim;
(B)    make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim;
(C)    preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and
(D)    provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto;
provided that such cooperation referenced in clauses (A) through (D) shall not be required if it would reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(iv)    Except as permitted in this Section 8.4(a)(iv), the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (x) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (y) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (z) with respect to any non-monetary provision of such Settlement, such provisions would not have, or would not be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any. Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this ARTICLE VIII. The costs incurred by Holders’ Representative (on behalf of the Holders) pursuant to participating in the defense of any Third Party Claims shall constitute Holders’ Representative Losses.
(v)    Notwithstanding anything in this Agreement to the contrary, if (w) a Third Party Claim seeks relief other than the payment of monetary damages, (x) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Person or its Affiliate, which Third Party Claim, if decided against the Indemnified Person, would reasonably be expected to materially and adversely affect the ongoing business of the Indemnified Person, (y) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, or (z) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 8.2(b) or the Indemnifying Party’s financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to defend such Third Party Claim. If the Indemnified Person elects to exercise such right to defend such Third Party Claim, then the Indemnified Person shall notify the Indemnifying Party of such election within thirty (30) days of the later of (A) receiving the applicable Third Party Indemnification Claim Notice or (B) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (w), (x), (y) or (z) of this Section 8.4(a)(v). In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend such Third Party Claim. If the Indemnified Person elects to defend any such Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, (2) the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim and shall be entitled to receive copies of complaints, pleadings, notices and material communications with respect to such Third Party Claim and (3) the Indemnified Person shall not, without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delay), enter into any Settlement of such Third Party Claim. If the Indemnified Person does not elect to defend such Third Party Claim, then the Indemnifying Party shall then have the right to defend such Third Party Claim as described above in Section 8.4(a)(i) (it being understood that if the Indemnified Person does not elect to defend such Third Party Claim, any default judgment entered in connection therewith will not be determinative of the existence or amount of indemnifiable Losses for such Third Party Claim).
(vi)    Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 5.8(c) rather than this Section 8.4(a). To the extent that the provisions of this Section 8.4(a) conflict with the provisions of Section 5.8(c) or Section 5.8(i), Section 5.8(c) or Section 5.8(i) shall control, as applicable.
(b)    Notification of Other Indemnification Claims. In order for a Parent Indemnified Person to be entitled to any indemnification for claims other than as contemplated or covered by the Offset Right (although, for the avoidance of doubt, a claim tendered pursuant to the Offset Right shall suffice for all purposes even if not covered, or fully covered, by the Offset Right), such Parent Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Losses, notify Holders’ Representative in writing of such Losses specifying in reasonable detail the nature of such Losses and the amounts of liability estimated to accrue therefrom (a “Non-Offset Notice”). The failure to so notify Holders’ Representative shall not relieve any Consenting Holder from any liability that such Consenting Holder may have to Parent, except to the extent that any such Consenting Holder is materially prejudiced as a result of such failure. Thereafter, Parent shall keep Holders’ Representative reasonably updated with respect to the status of the Losses at issue and the defense thereof. Holders’ Representative may object to a claim for indemnification set forth in a Non-Offset Notice by delivering a notice to the Parent Indemnified Person seeking indemnification within thirty (30) days of the delivery of the Non-Offset Notice, setting forth in reasonable detail the objections to the claim. If Holders’ Representative either notifies the applicable Indemnified Person that it does not object or does not object in writing by the end of such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment that the Parent Indemnified Person is entitled to the full amount of the claims set forth in such Non-Offset Notice, and Holders’ Representative (as well as the Holders) shall take all necessary actions under this Agreement to effect payment in respect thereof. If Holders’ Representative shall timely object in writing to a Non-Offset Notice, Holders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim within thirty (30) days after such objection. If Holders’ Representative and Parent should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by Holders’ Representative and Parent. If no agreement can be reached after good faith negotiation between Holders’ Representative and Parent, either Parent (or any Parent Indemnified Person) or Holders’ Representative may initiate an Action in accordance with Sections 9.15 and 9.16 to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Non-Offset Notice shall be binding and conclusive upon the Parties.
(c)    Claims Unaffected by Investigation. The right of an Indemnified Person to indemnification or to assert or recover on any claim hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, including with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement.
(d)    Surviving Company. The Parties acknowledge and agree that if the Surviving Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Company as an Indemnified Person) Parent shall also be deemed, by virtue of its ownership of the equity of the Surviving Company, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach.
(e)    Exclusive Remedy. Subject to Section 9.9 and Section 5.8, without limiting the provisions of Section 2.18, and except for any Intentional Fraud or willful misconduct, the Parties acknowledge and agree that the remedies provided for in this ARTICLE VIII shall be the Parties’ (other than the Holders’ Representative’s) sole and exclusive remedy with respect to any and all claims for any breach, inaccuracy, misrepresentation or nonperformance, as applicable, of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, whether based in contract, tort, strict liability, statute (specifically including CERCLA and Environmental Laws), common law or otherwise.
(f)    Indemnification Adjusts Purchase Price for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as well as exercises of the Offset Right as adjustments to the consideration paid in the Transactions for Tax purposes to the extent permitted under applicable Law.
(g)    No Subrogation. By virtue of approving the Mergers and the execution of a Written Consent and Joinder Agreement or a Support Agreement, as applicable, each Consenting Holder (on behalf of itself and each Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of the Company) shall agree not to make any claim for indemnification against any Parent Indemnified Person based on the fact that such Consenting Holder (or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of the Company) was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Parent Indemnified Person against any Consenting Holder (or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of any member of the Company Group) under or relating to this Agreement or any other Transaction Agreement or the Transactions. With respect to any claim brought by a Parent Indemnified Person against any Consenting Holder (or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of any member of the Company Group) under or relating to this Agreement, any Transaction Agreement or the Transactions, each Consenting Holder (on behalf of itself and each Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of any member of the Company Group) shall further expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against all members of the Company Group and all other Parent Indemnified Persons with respect to any indemnification obligation or any other liability to which such Consenting Holder (or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of any member of the Company Group) may become subject under or in connection with this Agreement.
(h)    Specific Element of Consideration. The indemnification obligations of the Holders in this ARTICLE VIII are, without limitation, (i) a specific element of the consideration that induced Parent to enter into this Agreement and to perform its obligations as contemplated hereby and (ii) intended to be fully enforceable on the terms provided in this ARTICLE VIII.
(i)    No Duplication of Recovery. Any claim for which any Indemnified Person is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such claim constituting a breach of more than one representation, warranty, covenant or agreement.
8.5    Holders’ Representative.
(a)    Appointment. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Mergers, and the consummation of the Mergers or participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, and without any further action of any Holder or the Company, each Holder shall irrevocably nominate, constitute and appoint Fortis Advisors LLC as the “Holders’ Representative” and as the true and lawful attorney-in-fact and exclusive agent for all purposes in connection with this Agreement and the Holders’ Representative Engagement Agreement and the agreements ancillary hereto and thereto with full power of substitution, to act in the name, place and stead of the Holders for purposes of executing any documents and taking any actions that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, including, without limitation, in connection with any claim for indemnification, compensation or reimbursement under this ARTICLE VIII. Fortis Advisors LLC hereby accepts its appointment as Holders’ Representative.
(b)    Authority. The Holders grant to Holders’ Representative full authority to (i) execute, deliver, acknowledge, certify and file on behalf of each such Holder (in the name of any or all of the Holders or otherwise) any and all documents that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Holders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.5(b) or (ii) do or refrain from doing any further act or deed on behalf of the Holders which the Holders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement or the Holders’ Representative Engagement Agreement. Notwithstanding the foregoing, the Holders’ Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein and in the Holders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Holders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Notwithstanding anything in any Transaction Agreement to the contrary: (i) each Indemnified Person shall be entitled to deal exclusively with Holders’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off (including Offset Rights) pursuant to ARTICLE VIII; and (ii) after Closing, Parent, each Parent Indemnified Person, and each Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by Holders’ Representative and on any other action taken or purported to be taken on behalf of any Holder by Holders’ Representative as fully binding upon such Holder. A decision, act, consent or instruction of Holders’ Representative taken under this Agreement or the Holders’ Representative Engagement Agreement after Closing, including an amendment, extension or waiver of this Agreement (or any provision hereof) pursuant to Section 9.4 or Section 9.5 shall constitute a decision of the Holders and shall be final, binding and conclusive upon the Holders and their successors as if expressly confirmed and ratified in writing by the Holders, and all defenses which may be available to any Holder to contest, negate or disaffirm the action of the Holders’ Representative taken in good faith under this Agreement or the Holders’ Representative Engagement Agreement are waived. The Exchange Agent, Parent, Merger Sub A, Merger Sub B, and the Surviving Company may rely upon any such decision, act, consent or instruction of Holders’ Representative after Closing as being the decision, act, consent or instruction of the Holders. The Exchange Agent, Parent, Merger Sub A, Merger Sub B, and the Surviving Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Holders’ Representative. The Holders’ Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.
(c)    Power of Attorney. The powers, immunities and rights to indemnification granted to the Holders’ Representative Group hereunder: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by Holders’ Representative; (iii) shall survive the death, incompetence, bankruptcy, dissolution or incapacity, as applicable, of each of the Holders and shall be binding on any successor thereto; and (iv) shall survive the delivery of an assignment by any

Holder of the whole or any fraction of his, her or its interest in the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares.
(d)    Replacement. The Holders’ Representative may resign at any time. If Holders’ Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Holders shall (by consent of those Persons entitled, or who were entitled, to at least a majority of the Indemnification Hold-Back Shares), within ten (10) days after such dissolution, resignation or inability, appoint a successor to Holders’ Representative reasonably satisfactory to Parent. Any such successor shall succeed Holders’ Representative as Holders’ Representative hereunder. If for any reason there is no Holders’ Representative at any time, all references herein to Holders’ Representative shall be deemed to refer to the Holders who may take action by the written consent of Persons entitled to at least a majority of any further distributions hereunder.
(e)    Indemnification; Holders’ Representative Losses. Certain Holders have entered into an engagement agreement (the “Holders’ Representative Engagement Agreement”) with the Holders’ Representative to provide direction to the Holders’ Representative in connection with its services under this Agreement and the Holders’ Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Holders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Holders’ Representative Group”), will incur liability of any kind with respect to any action or omission by the Holders’ Representative in connection with the Holders’ Representative’s services pursuant to this Agreement, the Holders’ Representative Engagement Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Holders’ Representative’s gross negligence or willful misconduct. The Holders’ Representative Group shall not be liable for any action or omission pursuant to the advice of counsel. The Holders will indemnify, defend and hold harmless the Holders’ Representative Group from and against Holders’ Representative Losses, in each case as such Holders’ Representative Loss is suffered or incurred; provided, that in the event that any such Holders’ Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holders’ Representative, the Holders’ Representative will reimburse the Holders the amount of such indemnified Holders’ Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holders’ Representative by the Holders, any such Holders’ Representative Losses may be recovered by the Holders’ Representative from (i) the funds in the Expense Fund and (ii) the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares at such time as remaining amounts or shares would otherwise be distributable to the Holders; provided, that while this section allows the Holders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Holders from their obligation to promptly pay such Holders’ Representative Losses as they are suffered or incurred, nor does it prevent the Holders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Holders’ Representative be required to advance, expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Holders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby on behalf of the Holders or otherwise. Furthermore, the Holders’ Representative shall not be required to take any action unless the Holders’

Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Holders’ Representative against the costs, expenses and liabilities which may be incurred by the Holders’ Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities and immunities provided to the Holders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Holders’ Representative or any member of the Advisory Group or the termination of this Agreement.
(f)    Expense Fund. Upon the Closing, Parent shall wire the Expense Fund Amount to the Holders’ Representative. The Expense Fund Amount shall be held by the Holders’ Representative in a segregated client account and shall be used: (i) for the purposes of paying directly or reimbursing the Holders’ Representative for any Holders’ Representative Losses incurred pursuant to this Agreement, the Holders’ Representative Engagement Agreement and the agreements ancillary hereto, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Holders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The parties agree that the Holders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Holders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. Subject to Advisory Group approval, the Holders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Holders. The Holders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holders’ Representative’s responsibilities, the Holders’ Representative shall distribute the remaining Expense Fund (if any) to the Exchange Agent and/or Parent, as applicable, for further distribution to the Holders based on such Holder’s Pro Rata Portion, which shall be calculated with reference to all Holders and Company Optionholders rather than just Consenting Holders, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Company and paid through Parent’s or surviving corporation’s payroll processing service or system, as directed by the Advisory Group. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Consenting Holders at the time of Closing.
ARTICLE IX

GENERAL PROVISIONS
9.1    Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:

(a)    Provisions.
(i)    When a reference is made in this Agreement or another Transaction Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(ii)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(iii)    Whenever the words “include,” “includes,” or “including” are used in this Agreement or any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”
(iv)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.
(v)    The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.
(vi)    The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.
(vii)    A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.
(viii)    Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.
(ix)    References to “deliver,” “furnish,” “provided” or “made available” means that such documents or information referenced are contained, as of a date which is at least two (2) Business Days prior to the Agreement Date, in the Company’s “Invitae” electronic data room hosted by Microsoft.
(x)    References to “$” or “dollars” shall be deemed references to United States dollars.
(xi)    When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)    No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.
9.2    Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (i) when personally delivered, (ii) when receipt is electronically confirmed, if sent by email of a .pdf document, (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (iv) three (3) Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, email address following such Party’s name below or such other address or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 9.2, provided that with respect to notices deliverable to the Holders’ Representative, such notices shall be delivered solely via email or facsimile:
If to Parent, Merger Sub A or Merger Sub B, to:
Invitae Corporation
1400 16th Street
San Francisco, CA 94103
Attention: Tom Brida, General Counsel
Email:
with copies (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Mike Hird
Email: mike.hird@pillsburylaw.com
If to the Company (prior to the Closing), to:
YouScript Incorporated
710 2nd Ave #600,
Seattle, WA 98104
Attention: Kristine Ashcraft
Email:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
Salesforce Tower
415 Mission Street, Suite 5400

San Francisco, CA 94105
Attention: Ingrid Rechtin
Email: irechtin@cov.com

If to Holders’ Representative or the Holders (following the Closing), to:
Fortis Advisors LLC
Attention: Notices Department (Project Yasawa)
Email: notices@fortisrep.com
Facsimile No.: (858) 408-1843

9.3    Assignment and Succession. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Parent, Merger Sub A or Merger Sub B may, without the prior consent of any other Party, collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning Party of any of its obligations hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 9.3 shall be null and void ab initio. Subject to the foregoing terms of this Section 9.3, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
9.4    Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, Merger Sub A, Merger Sub B and the Company and, when amended on or after the Closing, by Parent and Holders’ Representative. For purposes of this Section 9.4, the Consenting Holders have agreed pursuant to the Written Consent and Joinder Agreements or Support Agreements, as applicable, that any amendment of this Agreement consented to by Holders’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment.
9.5    Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.
9.6    Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, the Confidentiality Agreement and the Transaction Agreements contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Transaction Agreements and the Confidentiality Agreement).
9.7    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except that after the Closing, Parent Indemnified Persons, Holder Indemnified Persons and D&O Indemnified Persons, shall each be third party beneficiary for purposes of enforcing the rights granted to the Parent Indemnified Persons, Holder Indemnified Persons and D&O Indemnified Persons, respectively. For the avoidance of doubt, no consent of any Indemnified Person shall be necessary to amend any provision of this Agreement.
9.8    Remedies Cumulative. Except as otherwise provided in this Agreement, all rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.
9.9    Specific Performance. The Parties agree that each of the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be compensated adequately by monetary damages alone. Accordingly, the Parties agree that, in addition to any other remedy to which such Party may be entitled to at Law or in equity, each Party shall be entitled to temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right to compel the other Parties to cause the Transactions to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate. The Parties expressly waive any requirement under any Law that the other Parties obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement. Each of the Parties further agrees that in the event of any action for specific performance relating to this Agreement or the Transactions, such Party shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.
9.10    Severability. If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Transactions shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.
9.11    Costs and Expenses. Except as otherwise specified herein, whether or not the Transactions are consummated, each Party (in the case of the Holders’ Representative, on behalf of the Holders) shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions.
9.12    Time of Essence. The Parties acknowledge that the Outside Date specified in Section 7.1(b) is essential and therefore agree that no Party wishing to terminate this Agreement in accordance with Section 7.1(b) shall be required to extend the Outside Date to allow any other Party to satisfy any condition or perform any obligation under this Agreement.
9.13    Obligation of Parent. Parent shall cause each of Merger Sub A and Merger Sub B to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub A and Merger Sub B, respectively, in accordance with the terms of this Agreement and the Transactions.
9.14    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by email of a .pdf of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by electronic means shall be deemed to be an original signature for any purpose.
9.15    Governing Law. This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.
9.16    Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Transactions, each of the Parties (i) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state or federal courts located in the City and County of San Francisco, California, (ii) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9.16, (iii) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.2, except in the case of the Holders. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
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[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

PARENT:	INVITAE CORPORATION
By: /s/ Sean E. George, Ph.D.
Name: Sean E. George, Ph.D.
Title: President and Chief Executive Officer

MERGER SUB A:	YASAWA MERGER SUB A INC.
By: /s/ Tom Brida
Name: Tom Brida
Title: Chief Executive Officer

MERGER SUB B:	YASAWA MERGER SUB B LLC
By: /s/ Tom Brida
Name: Tom Brida
Title: President

COMPANY:	YOUSCRIPT INCORPORATED
By: /s/ Kristine Ashcraft
Name: Kristine Ashcraft
Title: Chief Executive Officer

HOLDERS’ REPRESENTATIVE:	FORTIS ADVISORS LLC, solely in its capacity as the Holders’ Representative
By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director